UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Axon Enterprise, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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To our shareholders:

Let me begin by offering perspective on the conventional narrative that 2020 was a terrible year.  Challenging times bring out the best in humanity — these are the times that inspire us to rise up, to overcome, to stretch, to create our finest hours.

If we choose to focus on the negative, there was plenty to see in 2020.  But if we look harder, we see so many signs of hope and progress. We see that 2020 showed us all what we are made of.

Supercharged by a global plague, nations sprung into the kind of arms race we should want to see: competing ferociously to cure a pandemic. The result was an amazing feat for humanity: In early 2020, our worlds began to lock down due to Covid. By December, the first Covid vaccinations were being placed in arms, thanks to vaccines developed ten times faster than ever before.

Humanity also supercharged into space in 2020. SpaceX, whose ultimate mission is to make life multiplanetary, helped NASA to return human spaceflight capabilities to the United States for the first time since the space shuttle program ended in 2011. And since my last letter, NASA’s fifth Mars rover, Perseverance, began to persevere on the Red Planet.

Back on Earth, many of us adapted to new realities. We virtualized ourselves and learned to Zoom around the world for business, and parents got to see our kids for dinner every night.  My customer engagement jumped more than 10-fold as police chiefs opened up to video conferencing, and our leadership team enjoyed seeing our analyst community face-to-face in our new quarterly Zoom conferences.

I don’t mean to minimize the pain we all experienced, and in many cases, are still experiencing. I understand and shared it.  My mother passed away days before Christmas after contracting Covid.  But, even in that sorrow came progress as we came together to heal fractured relationships within our family.  I would not have chosen for 2020 to turn out as it did, but we don’t get to choose what the world throws at us.  We can choose how we respond.

At Axon we are continuing to look forward. At a recent executive planning session, we asked ourselves where we want to be at the end of the decade. Here’s the answer: Our vision is to be globally synonymous with our mission of Protecting Life by building the world’s largest and most trusted network of safety devices and services.

The urgency resulting from the intense social strife of 2020 is accelerating the world’s readiness to move beyond bullets, to a world where killing each other is no longer something we accept as some immutable facet of human society.  It has supercharged our energy as we redouble our efforts to deliver TASER devices that will outperform a traditional sidearm before this decade is out.  Our customers are embracing this goal. They have told us the bar will be very high, and I am confident our team will deliver.

Axon is delivering incredible value to our customers and the communities they serve. In 2020, we secured our first Dispatch customer, established a solid foothold in the Federal market, launched our Respond platform and grew our international revenue by more than 70%. We are proud to have delivered a record $681 million in 2020 revenue, representing 28% growth, $1.1 billion in contract bookings, and $221 million in annual recurring revenue. We wrapped up the year with an exceptional fourth quarter, highlighted by revenue growth of 32%, strong profitability and robust global demand for our TASER devices.

We didn’t just deliver on our operational goals, we significantly outperformed them. I am humbled by our team’s ability to deliver exceptional results amid turmoil and adversity. We exited 2020 better positioned than we’ve ever been from an operational, strategic and financial perspective.

I would like to conclude by telling you what I’m hearing from customers today: They see us as a key partner to transforming public safety. We hear stories daily about customers using our products to save lives and protect communities.  Our Net Promoter Scores are hitting new highs, and customers are actively and enthusiastically supporting our mission to make the bullet obsolete - so that officers will not have to make the most terrible of decisions.

We know that we’re welcoming a lot of new shareholders onto our growth journey.  Thank you for joining us and taking an interest.

Sincerely,

Rick Smith

AXON ENTERPRISE, INC.

17800 North 85th Street

Scottsdale, Arizona 85255

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 27, 2021

To Our Shareholders:

The 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Axon Enterprise, Inc. (the “Company” or “Axon”) will be held at 10:00 a.m. (local time) on Thursday, May 27, 2021. This year’s Annual Meeting will be a completely virtual meeting of shareholders. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the live webcast by visiting www.virtualshareholdermeeting.com/AXON2021. You will need to have your 16-digit control number included on your Notice, on your proxy card, or in the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:

1.	Electing the three Class C directors of the Company named in this proxy statement for a term of three years, and until their successors are elected and qualified;
2.	Advisory vote to approve the compensation of the Company’s named executive officers;
3.	Ratifying the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2021;
4.	Approving an amendment to the Company’s amended and restated Certificate of Incorporation to increase the maximum size of the Board of Directors from 9 to 11 Directors;
5.	Shareholder proposal recommending the Company move from a plurality voting standard to a majority voting standard, if properly presented at the Annual Meeting; and
6.	Transacting such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

Only stockholders of record of the Company’s common stock at the close of business on March 31, 2021 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only shareholders with a valid 16-digit control number will be able to attend the Annual Meeting and vote, ask questions, and access the list of shareholders as of the close of business on the Record Date for the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting virtually, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Annual Meeting and Voting” and the instructions on your proxy card or the voting instruction card you receive from your broker, bank or other intermediary. Please note that if you hold shares in different accounts, it is important that you vote the shares represented by each account.

By Order of the Board of Directors,

/s/ ISAIAH FIELDS
Isaiah Fields
Corporate Secretary

Scottsdale, Arizona

April 12, 2021

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING VIRTUALLY, PLEASE VOTE ON THE INTERNET, BY TELEPHONE, OR MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY OR VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

General Information About the Annual Meeting and Voting	1
Governance	7
The Board of Directors	7
Board and Committee Governance	14
Director Compensation	17
Certain Relationships and Related Transactions	19
Share Ownership	19
Ownership of Equity Securities of the Company	19
Delinquent Section 16(a) Reports	21
Executive Compensation	22
Executive Officers	22
Compensation Discussion and Analysis	24
Summary Compensation Table	35
Pay Ratio of Chief Executive Officer Compensation to Median Employee Compensation	37
2020 Grants of Plan-Based Awards	38
Audit Matters	45
Report of the Audit Committee	45
Proposals	47
Proposal No. 1 - Election of Directors	49
Proposal No. 2 - Advisory Approval of the Company’s Executive Compensation	50
Proposal No. 3 - Ratification of Appointment of Independent Registered Public Accounting Firm	52
Proposal No. 4 - Amendment to the Company’s Amended and Restated Certificate of Incorporation to Increase the Maximum Size of the Board of Directors from 9 to 11 Directors	54
Proposal No. 5 - Shareholder Proposal to Elect Directors by Majority Vote	55
Other Matters	57
Annex A - Marked Copy of Form of Amended and Restated Certificate of Incorporation	A-1

AXON ENTERPRISE, INC.

17800 North 85th Street

Scottsdale, Arizona 85255

PROXY STATEMENT FOR 2021 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

Our Board of Directors (the “Board” or “Board of Directors”) has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at the Annual Meeting, which will take place virtually at 10:00 a.m. local time on Thursday, May 27, 2021. You will be able to attend the Annual Meeting, vote your shares electronically, access the list of shareholders as of the close of business on the Record Date, and submit your questions during the live webcast by visiting www.virtualshareholdermeeting.com/AXON2021. You will need to have your 16-digit control number included on your Notice, on your proxy card, or in the instructions that accompanied your proxy materials. We recommend logging into the meeting prior to the start time. This proxy statement describes matters on which you, as a shareholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision. This proxy statement is first being made available or sent to shareholders on or about April 12, 2021.

What is included in these materials?

These materials include:

· This proxy statement for the Annual Meeting; and

· The Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”).

If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to all of our shareholders, we have elected to furnish such materials to shareholders by providing access to these documents over the Internet. Accordingly, on April 12, 2021 we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. Shareholders have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed or electronic set of the proxy materials by following the directions found in the Notice. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the Annual Meeting.

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How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to: (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; (3) request a printed or electronic copy of the proxy materials; and (4) instruct us to send our future proxy materials to you electronically email. Copies of the proxy materials are also available for viewing at the investor relations page of the Company’s website at http://investor.axon.com.

What proposals will be voted on at the Annual Meeting and how does the Board of Directors recommend I vote?

Shareholders will vote on the following items at the Annual Meeting:

Proposal	Description	Board Recommendation
No. 1	The election of the three Class C directors of the Company named in this proxy statement for a term of three years, and until their successors are elected and qualified	FOR (all nominees)
No. 2	Advisory vote to approve the compensation of the Company’s named executive officers	FOR
No. 3	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2021	FOR
No. 4	Amendment to the Company’s amended and restated Certificate of Incorporation to increase the maximum size of the Board of Directors from 9 to 11 Directors	FOR
No. 5	Shareholder proposal recommending the Company move from a plurality voting standard to a majority voting standard, if properly presented at the Annual Meeting	AGAINST

Shareholders will also vote on the transaction of any other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. To the maximum extent allowed by the SEC’s proxy rules, the proxy holders will vote your shares on such other matters as they determine in their discretion.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 17800 North 85th Street, Scottsdale, Arizona 85255. The Company’s main telephone number is (800) 978-2737.

Who may vote at the Annual Meeting?

As of March 31, 2021 (the “Record Date”), there were 64,673,091 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder to one vote on each matter that may properly come before the Annual Meeting. The holders of a majority of the voting power of all shares entitled to vote, present in person (virtually) or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shareholders are not entitled to cumulative voting in the election of directors. Only shareholders as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the shareholder of record with respect to those shares, and the Notice or printed materials were sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will also receive a printed proxy card.

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Beneficial Owner of Shares Held in Street Name

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or the printed proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a printed vote instruction form.

If I am a shareholder of record of the Company’s shares, how do I vote?

There are multiple ways to vote:

:Via the Internet. If you received a Notice, you may vote via the Internet:

Before the Meeting: visit http://www.proxyvote.com and enter the control number found in the Notice.

During the Meeting: visit http://www.annualshareholdermeeting.com/AXON2021 and enter the control number found in the Notice.

(By telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the proxy card.

,By mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

Your bank or broker will send you instructions on how to vote. There are multiple ways to vote:

:Via the Internet. If you received a Notice, you may vote via the Internet:

Before the Meeting: visit http://www.proxyvote.com and enter the control number found in the Notice.

During the Meeting: visit http://www.annualshareholdermeeting.com/AXON2021 and enter the control number found in the Notice.

(By telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the vote instruction form.

,By mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the vote instruction form and returning it in the envelope provided.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in street name, you should contact your broker to obtain your 16-digit control number or otherwise vote through your broker. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions and access the list of stockholders as of the close of business on the Record Date for the Annual Meeting.

Axon Enterprise, Inc. | 2020 Proxy Statement | 3

What constitutes a quorum in order to hold and transact business at the Annual Meeting?

Under Delaware law and the Company’s bylaws, the holders of a majority of the voting power of all shares entitled to vote, present in person or represented by proxy, at a meeting constitutes a quorum. Abstentions and broker non-votes will be counted as present to determine whether a quorum has been established. Once a share of the Company’s common stock is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournments or postponements. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not give specific voting instructions?

Shareholder of Record If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner of Shares Held in Street Name If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on such matters with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

Proposal No. 3 (ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm) is considered “routine.” A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with this proposal.

Proposals No. 1, No. 2, No. 4, and No. 5 (election of directors, advisory vote to approve the compensation of the Company’s named executive officers, approval of an amendment to the Company’s Certificate of Incorporation to increase the maximum size of the Board of Directors from 9 to 11 Directors, and the shareholder proposal to elect directors by majority vote) are considered “non-routine.” A broker or other nominee cannot vote without specific instructions from the beneficial owner on non-routine matters, and therefore we anticipate there will be broker non-votes in connection with Proposals No. 1, No. 2, No. 4 and No. 5.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote during the Annual Meeting by voting again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting virtually and voting during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again during the virtual meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 17800 North 85th Street, Scottsdale, Arizona 85255 a written notice of revocation prior to the Annual Meeting.

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Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements; to allow for the tabulation and certification of votes; and to facilitate a successful proxy solicitation.

What is the voting requirement to approve each of the proposals?

Election of Directors

For Proposal No. 1, under our bylaws, assuming the existence of a quorum at the Annual Meeting, the three nominees for director who receive the affirmative vote of a plurality of all of the votes cast will be elected to the Board of Directors. This means that the three director nominees with the most votes will be elected. Votes to withhold will be counted toward a quorum, but will not affect the outcome of the vote on the election of directors. Broker non-votes will have no effect on the outcome of this proposal if a quorum is present.

Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (“Say-on-Pay”)

For Proposal No. 2, assuming the existence of a quorum at the Annual Meeting,  the affirmative vote of a majority of the total votes of shares of common stock properly cast for or against the proposal in person or by proxy at the Annual Meeting is required for ratification. Broker non-votes and abstentions will have no impact on the outcome of this proposal if a quorum is present.

Ratification of Independent Registered Public Accounting Firm

For Proposal No. 3, assuming the existence of a quorum at the Annual Meeting,  the affirmative vote of a majority of the total votes of shares of common stock properly cast for or against the proposal in person or by proxy at the Annual Meeting is required for ratification. Broker non-votes and abstentions will have no impact on the outcome of this proposal if a quorum is present.

Amendment to the Company’s amended and restated Certificate of Incorporation to increase the maximum size of the Board of Directors from 9 to 11 Directors

Proposal No. 4 requires the affirmative vote of a majority of the shares issued and outstanding as of the record date to approve this amendment to the Amended and Restated Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as a vote cast against the proposal.

Shareholder Proposal to Elect Directors by Majority Vote

For Proposal No. 5, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes of shares of common stock properly cast for or against the proposal in person or by proxy at the Annual Meeting is required for approval. Broker non-votes and abstentions will have no impact on the outcome of this proposal if a quorum is present.

Who will serve as the inspector of election?

A member of the Company’s internal legal department will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and, within four business days after the Annual Meeting, the Company expects to report the final results on Form 8-K with the SEC.

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Who is paying for the cost of this proxy solicitation?

The Company will bear the cost of solicitation of proxies for the Annual Meeting. We are soliciting your proxy on behalf of our Board. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, electronically, including e-mail, or otherwise, by our officers, directors and other employees. They will not receive any additional compensation for these activities. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

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GOVERNANCE

THE BOARD OF DIRECTORS

Director Nominations

The Nominating and Corporate Governance Committee (the “NCG Committee”) is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. Nominees may be suggested by directors, members of management, shareholders, or, in some cases, by a third-party firm engaged by the NCG Committee.

Shareholders who wish the NCG Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing by mail to the Nominating and Corporate Governance Committee, c/o Axon Enterprise, Inc., 17800 North 85th Street, Scottsdale, AZ 85255. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration by the NCG Committee as other suggested nominees.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by shareholders, the NCG Committee considers the potential nominee’s demonstrated character, judgment, relevant business, functional and industry experience, and whether they possess a high degree of business, technological, medical, military, political or law enforcement acumen, independence, and other such factors the NCG Committee determines are pertinent in light of the current needs of the Board. The NCG Committee also takes into account the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities to the Board of Directors. While the NCG Committee does not have a formal diversity policy, it strives to achieve a well-rounded balance of varying skill sets and backgrounds in the composition of the Board.

While recognizing that any group of people is more than the sum of its parts, that biography does not always define identity and that attempting to quantify diversity is an imperfect exercise in a world of unique individuals, we also acknowledge and celebrate that our board intentionally reflects a wide range of human experiences and identities.

On our board, six identify as men and three identify as women, one identifies as Iranian-American, one identifies as Black, three identify as White or Caucasian, one identifies as a member of the LGBTQ+ community, one is a combat decorated and disabled U.S. Army Special Forces Veteran and a decorated police officer, five were born in the United States, one was born in Iran, two have relied on government-provided public assistance over the course of their lifetime and at least four religions and faith practices are represented by our board.

The NCG Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Company has not historically paid third parties to identify or assist in identifying or evaluating potential nominees but reserves the right to do so in the future.

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Board has identified particular qualifications, attributes, skills and experience that it believes are important to be represented on the Board as a whole in order to advise and contribute to the execution of the Company’s strategic objectives. Each Board member was selected in accordance with the process for the selection and nomination of directors described above. Accordingly, the Board believes that each of the Company’s Board members brings a myriad of attributes

Axon Enterprise, Inc. | 2020 Proxy Statement | 7

that combined benefit the Company and its shareholders. The following table summarizes certain key characteristics of the Company’s business and the associated attributes that have been identified as important to be represented on the Board.

Business Characteristics	Qualifications, Attributes, Skills & Experience
The Company’s business is multifaceted and involves complex financial transactions.	• High level of financial literacy • Relevant CEO, CFO, or treasury experience • Certified Public Accountant, Certified Financial Analyst
The Company’s business requires compliance with a variety of regulatory requirements across a number of countries and relationships with various entities and non-governmental organizations.	• Governmental, legal or political experience
The Company’s TASER product lines utilize Neuro-Muscular Incapacitation from electrical currents as the method to disable a resisting suspect, which inherently involves medical and scientific testing.	• Medical and/or scientific experience
The Company’s primary markets are law enforcement, military and corrections agencies.	• Law enforcement experience • Military experience

The Company’s business includes the innovative fields of cloud computing, software as a service, wearable technology, and other emerging technologies such as artificial intelligence, all of which involve different points of view and perspectives from its traditional TASER background.

• Emerging technologies experience
The Board’s responsibilities include understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.	• Risk oversight • Management expertise

Director Nominees in 2020

Vice Admiral (Retired) Richard H. Carmona M.D., M.P.H., F.A.C.S.

Director since 2007

Class C

Age: 71

Board Committees: NCG Committee (Chair), Litigation Committee, Scientific and Medical Committee

Other Public Company Boards: The Clorox Company, The Herbalife Company

Dr. Carmona was sworn in as the 17th Surgeon General of the United States on August 5, 2002 and served the statutory four year term. Prior to being named United States Surgeon General, Dr. Carmona was the chairman of the State of Arizona Southern Regional Emergency Medical System, a professor of surgery, public health and family and community medicine at the University of Arizona, and the Pima County Sheriff’s Department surgeon and deputy sheriff. He is currently employed as Chief of Health Innovation of Canyon Ranch Health in Tucson, Arizona and has held that position since October 1, 2006. Dr. Carmona attended Bronx Community College of the City University of New York where he earned his associate of arts degree. Dr. Carmona holds a B.S. degree and medical degree from the University of California, San Francisco. He has also earned a Master’s Degree in Public Health from the University of Arizona.

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Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy

As Chief of Heath Innovation at Canyon Ranch, CEO of Canyon Ranch Health, and as a member of other public company boards, Dr. Carmona is able to contribute to the oversight of the Company’s financial matters.

Risk Oversight & Management	Service on the Clorox Company and the Herbalife Company boards of directors provides valuable insight into public company corporate governance matters.
Relevant Political Background	Service as the former Surgeon General of the U.S. provides a unique insight into political matters.
Medical and Scientific Expertise	Service as the Surgeon General of the U.S. as well as an extensive career in emergency medical services, provides Dr. Carmona with a deep understanding of health, safety and medicine.
Law Enforcement/Military Experience	Dr. Carmona is a combat decorated and disabled U.S. Army Special Forces Veteran and a highly decorated police officer, giving him unusual insight into our diverse customer base.

Julie Cullivan

Director since 2017

Class C

Age: 55

Board Committees: Audit Committee, Information Security Committee (Chair)

Other Public Company Boards: None.

Most recently, Ms. Cullivan was the Chief Technology and People Officer at Forescout Technologies, Inc., reporting to the CEO, where she was responsible for leading the company’s business model transformation, information technology strategy, security risk and compliance program, customer production operations, and human resources. She joined in July 2017 and helped Forescout scale from a private company with $160 million in revenue, through its successful initial public offering, to a publicly traded company with revenues of $330 million and $1.5 billion valuation. In addition to focusing on scale, Ms. Cullivan led the operational transformation from an appliance and license software business to a cloud subscription business. Forescout was acquired by Advent International, a private equity firm, in 2020. Ms. Cullivan left Forescout in January 2021. Prior to Forescout, Ms. Cullivan held executive roles at FireEye Inc., Autodesk, Inc., McAfee Corp, EMC Corporation, and Oracle Corporation.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise

Ms. Cullivan is a recognized leader in the cyber security field and a sought-after speaker on topics including women in security, security as a boardroom imperative, innovation and building high impact teams.

Risk Oversight & Management

Experience as SVP, Business Operations, Chief People Officer and Chief Information Officer where Ms. Cullivan led cross functional initiatives and information security strategy in a high-growth environment.

Axon Enterprise, Inc. | 2020 Proxy Statement | 9

Caitlin Kalinowski

Director since 2019

Class C

Age: 40

Board Committees: Information Security Committee, Technology Committee (Chair)

Other Public Company Boards: None

Caitlin Kalinowski leads VR hardware for Facebook’s AR/VR division. Her team is responsible for the product design, electrical and mechanical engineering of the Oculus Quest 1 and 2, Oculus Go, Oculus Rift S and Touch controllers. Before working at Facebook, Caitlin was a technical lead at Apple on the Mac Pro and MacBook Air products, and was part of the original unibody MacBook Pro team. Ms. Kalinowski is also on the strategic board of Lesbians Who Tech & Allies, the largest LGBTQ technical organization in the world. Ms. Kalinowski holds a B.S. in Mechanical Engineering from Stanford University. Ms. Kalinowski was recommended for nomination to the Board by a former non-management director.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise

Ms. Kalinowski has extensive experience in established technology organizations such as Facebook and Apple. Ms. Kalinowski led technical teams at Apple and currently heads Oculus VR at Facebook. She has tremendous insight into product design and engineering for technology focused initiatives.

Incumbent Directors in 2020

Mark Kroll, Ph.D.

Director since 2003

Class B

Age: 68

Board Committees: Litigation Committee (Chair), Scientific and Medical Committee (Chair)

Other Public Company Boards: Haemonetics Corporation

Dr. Kroll retired in July 2005 from St. Jude Medical, Inc., where he held various executive level positions since 1995, most recently as Senior Vice President and Chief Technology Officer, Cardiac Rhythm Management Division. Dr. Kroll holds a B.S. degree in Mathematics and a M.S. degree and a Ph.D. degree from the Electrical Engineering department of the University of Minnesota and an M.B.A. degree from the University of St. Thomas. Dr. Kroll is also the named inventor of over 350 issued U.S. patents and is a Fellow of: American College of Cardiology, Heart Rhythm Society, Institute of Electronics and Electrical Engineering ("IEEE"), and the American Institute for Medicine and Biology in Engineering ("AIMBE").

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise

Advanced mathematical and scientific education and technology and scientific accomplishments as recognized by “Fellow” designations from IEEE and AIMBE provide a strong scientific background that is beneficial to the Company.

Medical and Scientific Expertise	Scientific accomplishments as recognized by “Fellow” designations from the American College of Cardiology and the Heart Rhythm Society provide invaluable skills and experience to the TASER business.
Risk Oversight & Management	Service on Haemonetic Corporation’s board of directors as well as leadership positions at St. Jude’s Medical, Inc. provides beneficial experience in management and oversight.

Axon Enterprise, Inc. | 2020 Proxy Statement | 10

Matthew R. McBrady, Ph.D

Director since 2016

Class B

Age: 50

Board Committees: Audit Committee, Compensation Committee, Merger and Acquisition Committee (Chair)

Other Public Company Boards: None

From August 1998 through January 2000, Dr. McBrady served as an international economist with President Clinton’s Council of Economic Advisers and the U.S. Treasury Department. Dr. McBrady subsequently served as a professor of finance at the Wharton School of Business at the University of Pennsylvania (from September 2002 through May 2003) and at the Darden Graduate School of Business Administration at the University of Virginia (from May 2003 through December 2006). Dr. McBrady then worked as an investment professional within the North American Private Equity group at Bain Capital, LLC (from January 2007 through January 2009). Dr. McBrady then joined Silver Creek Capital Management, LLC as Managing Director and Head of Investment Strategy and Risk Management (from January 2009 through January 2014) prior to joining BlackRock, Inc. where he served as Managing Director and Chief Investment Officer of Multi-Strategy Hedge Funds from January 2014 through September 2016. Dr. McBrady served as the Managing Director of Investments at the Cystic Fibrosis Foundation from September 2017 to January 2019 and as a Senior Advisor and co-CIO of Callaway Capital from January 2017 to December 2019, before returning to the Darden Graduate School of Business Administration as a Professor of Practice in August 2020.

Dr. McBrady holds a B.A. degree in Economics from Harvard University, a M.S. degree in International Economics from Oxford University (U.K.), and a Masters and Ph.D. degree in Business Economics from Harvard University. Dr. McBrady previously served as a director for the Company from January 2001 through June 2014.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy

Service as a member of President Clinton’s Council of Economic Advisory and teaching positions at the Harvard Business School, the Wharton School of Business and the Darden Graduate School of Business Administration providing Dr. McBrady valuable financial knowledge and context. Service as Chief Investment Officer for BlackRock and investment strategy and management positions for other investment management firms.

Relevant Political Background	Service as a member of President Clinton’s Council of Economic Advisors giving him deep insight into government processes.

Patrick W. Smith, Chief Executive Officer

Director since 1993

Class B

Age: 50

Other Public Company Boards: None

Mr. Smith has served as Chief Executive Officer (“CEO”) and as a director of the Company since 1993. He is also co-founder of the Company. After graduating from Harvard, cum laude, in just three years (class of 1991), Mr. Smith entered directly into the Master of Business Administration program at the University of Chicago. In two years, he completed both a master’s degree in international finance from the University of Leuven in Leuven, Belgium and an M.B.A. degree with honors at the University of Chicago, graduating in the top 5% of his class. After completing graduate school in the summer of 1993, he co-founded Axon Enterprise, Inc. (F.K.A. TASER International, Inc.) in September 1993 with his brother, Thomas P. Smith.

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Among other qualifications, Mr. Smith is the founder and visionary of the Company and brings to the Board extensive executive leadership experience in the technology industry, including the management of worldwide operations, sales, service, and support as well as technology innovation as he currently holds 39 U.S. patents.

Adriane Brown

Director since 2020

Class A

Age: 62

Board Committees: None

Other Public Company Boards: eBay Inc.

Ms. Brown is a Venture Partner at Flying Fish Fund, a venture capital firm, since November 2018, serving as Managing Partner beginning in 2021. Prior to that, Ms. Brown served as President and Chief Operating Officer for Intellectual Ventures (“IV”), an invention and investment company that commercializes inventions, from January 2010 through July 2017, and served as a Senior Advisor until December 2018. Before joining IV, Ms. Brown served as President and Chief Executive Officer of Honeywell Transportation Systems. Over the course of 10 years at Honeywell, she held leadership positions serving the aerospace and automotive markets globally. Prior to Honeywell, Ms. Brown spent 19 years at Corning, Inc., ultimately serving as Vice President and General Manager, Environmental Products Division, having started her career there as a shift supervisor.

Ms. Brown also serves on the boards of directors of eBay Inc., Washington Research Foundation, the Pacific Science Center and Jobs for America’s Graduates. Ms. Brown also served on the boards of directors of Allergan Plc and Raytheon Company until 2020, and Harman International Industries from 2013 to 2017.

Ms. Brown holds a Doctorate of Humane Letters and a bachelor’s degree in environmental health from Old Dominion University, and is a winner of its Distinguished Alumni Award. She also holds a master’s degree in management from the Massachusetts Institute of Technology where she was a Sloan Fellow.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy	President and Chief Operating Officer for IV from January 2010 to July 2017, and President and Chief Executive Officer of Honeywell Transportation Systems from January 2005 to June 2009.
Risk Oversight & Management	Board Experience for Harman, Allergan plc, eBay Inc., and Raytheon Company gives extensive experience relating to public company corporate governance matters.
Technology Expertise

Brown is a Managing Partner and member of the Investment Committee at Flying Fish Partners. The fund invests in and supports start-ups utilizing artificial intelligence and machine learning to transform processes in a variety of market verticals. Over the course of her career, Brown has engaged in business and technology transformations across a number of businesses and markets.

Michael Garnreiter, Chairman

Director since 2006

Class A

Age: 69

Board Committees: Audit Committee (Chair), Compensation Committee, NCG Committee, Litigation Committee

Other Public Company Boards: Knight-Swift Transportation Holdings, Amtech Systems

Mr. Garnreiter most recently served as Vice President of Finance and Treasurer of Shamrock Foods, a privately-held manufacturer and distributor of foods and food-related products. He retired from this position in December 2015. From

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January 2010 until August 2012, Mr. Garnreiter was a managing director of Fenix Financial Forensics, a Phoenix-based litigation and financial consulting firm. From April 2002 through June 2006, Mr. Garnreiter was Executive Vice President, Treasurer, and Chief Financial Officer of the Main Street Restaurant Group. Mr. Garnreiter previously served with the international accounting firm, Arthur Andersen, from 1974 through March 2002 with increasing levels of responsibility, culminating as a partner. Mr. Garnreiter holds a B.S. degree in accounting from California State University at Long Beach and is a Certified Public Accountant.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy	Certified Public Accountant and former partner at Arthur Andersen. Served on the audit committee for each board he has served in the past.
Risk Oversight & Management

Board Experience for Knight-Swift Transportation Holdings, Amtech Systems, IA Global Inc., and Fenix Financial Forensics gives extensive experience relating to public company corporate governance matters.

Hadi Partovi

Director since 2010

Class A

Age: 48

Board Committees: Compensation Committee (Chair), NCG Committee, Merger and Acquisition Committee, Technology Committee

Other Public Company Boards: None

Mr. Partovi is the CEO and co-founder of the non-profit education organization Code.org, and serves as a Director on the board of Convoy. Mr. Partovi is a past or present strategic advisor or early investor at numerous technology companies, including Facebook, Dropbox, Uber, airbnb, SpaceX, and Zappos. From 2009 through 2010, Mr. Partovi was Senior Vice President of Technology for MySpace (via acquisition) and from 2006 through 2009 he was President and Co-Founder of ILIKE, Inc. which was acquired by MySpace in 2009. From 2002 through 2005, Mr. Partovi was General Manager, Microsoft MSN Entertainment and MSN.com and from 1999 through 2001, he was Co-Founder and VP of Product and Professional Services for TELLME Networks, Inc. From 1994 through 1999, he was Program Manager for Microsoft Internet Explorer. Mr. Partovi holds B.A. and M.S. degrees in Computer Science, summa cum laude, from Harvard University.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise	Experience as an investor in technology companies provides Mr. Partovi with invaluable insight into software and Internet-related business development initiatives.
Risk Oversight & Management	Experience as an advisor to multiple start-up companies provides Mr. Partovi experience in the unique challenges facing companies pursuing new technology.

Axon Enterprise, Inc. | 2020 Proxy Statement | 13

BOARD AND COMMITTEE GOVERNANCE

Role of the Board of Directors

The principal duties of the Board of Directors are to oversee management and evaluate strategy. The fundamental responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interest of the Company and its shareholders. Our governance structure is designed to foster disciplined actions, effective decision-making, and appropriate oversight of both compliance and performance.

Axon’s key governance documents, including our Corporate Governance Guidelines, are available at http://investor.axon.com/governance/documents-and-charters.

Board Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders. The current leadership structure is anchored by a non-management director as Chairman of the Board. The Board believes this structure provides a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.

● Chairman of the Board: Michael Garnreiter

● Chief Executive Officer: Patrick W. Smith

The principal role of the Chairman of the Board is to manage and to provide leadership to the Board of Directors of the Company. The Chairman is accountable to the Board and acts as a direct liaison between the Board and the management of the Company, through the CEO. The Chairman acts as the communicator for Board decisions where appropriate. The separation of the role of the Chairman from that of the CEO is based on the Board’s view that the Chairman should be free from any interest and any business or other relationship that could interfere with the Chairman’s judgment, other than interests resulting from Company shareholdings and remuneration.

The Board conducts an annual evaluation of the performance of the Board and each of its standing committees, including peer assessments of each individual director.

Meetings of the Board of Directors

During the year ended December 31, 2020, the Board held four meetings. During 2020, each director attended at least 75% of all regular Board and applicable committee meetings.

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Committees of the Board of Directors

The following table summarizes the current membership of our standing non-management Board committees, and identifies the chairman of each committee and the number of committee meetings held in fiscal 2020:

Scientific
					Merger and	and		Information
	Audit	Compensation	NCG	Litigation	Acquisition	Medical	Technology	Security
	Committee	Committee	Committee	Committee	Committee	Committee	Committee	Committee
# Meetings	5	1	1	1	3	1	—	—
Director
Richard Carmona			*	X		X
Julie Cullivan	X							*
Michael Garnreiter	*	X	X	X
Caitlin Kalinowski							*	X
Mark Kroll				*		*
Matthew McBrady	X	X			*
Hadi Partovi		*	X		X		X

X = Member

* = Chair

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), exercises sole authority with respect to the selection of the Company’s independent registered public accounting firm and the terms of its engagement; reviews the policies and procedures of the Company and management with respect to maintaining the Company’s books and records; reviews with the independent registered public accounting firm, upon the completion of its audit, the results of the auditing engagement and any other recommendations the independent registered public accounting firm may have with respect to the Company’s financial, accounting or auditing systems; and reviews with the independent registered public accounting firm, upon the completion of its quarterly review of the Company’s financial statements, the results of the quarterly review and any other recommendations the independent registered public accounting firm may have in connection with such quarterly reviews. The Report of the Audit Committee for the year ended December 31, 2020 is included in this proxy statement.

The Compensation Committee determines salaries, stock and bonus awards and considers employment agreements for appointed officers of the Company; considers and reviews grants of options and other equity awards under the Company’s compensations plans and administers such plans; and considers matters of director compensation, benefits and other forms of remuneration. The Compensation Committee Report for the year ended December 31, 2020 is included in this proxy statement. See “Compensation Discussion and Analysis” for more information regarding the Compensation Committee.

The NCG Committee is charged with identifying qualified candidates for nomination for election to the Board and nominating such candidates for election; and reviewing and making recommendation to the Board concerning the composition and size of the Board and its committees. The Committee also monitors the process to assess the Board’s effectiveness and is primarily responsible for oversight of corporate governance, and developing and updating our Corporate Governance Principles.

The Litigation Committee is responsible for reviewing and approving the settlement of certain litigation matters against the Company or its officers and directors to ensure the settlement is fair, reasonable and in the best interests of the Company’s shareholders. No member of the Litigation Committee was a named party in any pending litigation involving the Company.

The Merger and Acquisition Committee serves to focus on issues related to any proposed merger, acquisition, or other strategic investment activity or plans identified by the Company’s management.

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The Scientific and Medical Committee aims to create board linkage with the Company’s Scientific and Medical Advisory Board which provides important feedback directly to the Company’s management about scientific, medical and electrophysiology issues related to the Company’s TASER products.

The Technology Committee was established to stay abreast of new technology and the impact of new technology on the Company’s products and strategy.

The Information Security Committee was established to ensure that members of the Board of Directors actively understand information security protections and associated risks. The Information Security Committee engages in key decisions to help set the direction for the Company’s information security strategy, as well as understand and prioritize information security capabilities and associated risk remediation.

The Audit Committee, Compensation Committee, NCG Committee, and Litigation Committee have each adopted charters that govern their respective authority, responsibilities and operation. The charters of these committees are available on our website at http://investor.axon.com/governance/documents-and-charters.

Effective January 1, 2021, committee composition and membership was revised as follows:

					Scientific	Enterprise
				Merger and	and	Risk and
	Audit	Compensation	NCG	Acquisition	Medical	Information
	Committee	Committee	Committee	Committee	Committee	Security
Director
Adriane Brown		X	X	X
Richard Carmona			*		X
Julie Cullivan	X					*
Michael Garnreiter	*	X	X
Caitlin Kalinowski	X			X		X
Mark Kroll			X		*	X
Matthew McBrady	X	X		*		X
Hadi Partovi		*	X	X

X = Member

* = Chair

Audit Committee Financial Experts

The Board of Directors determined that Mr. Garnreiter and Dr. McBrady, independent directors of the Company, are audit committee financial experts within the meaning of that term under applicable rules promulgated by the SEC. Information about the past business and educational experience of Mr. Garnreiter and Dr. McBrady are included in this proxy statement under the heading “Governance--The Board of Directors.” The Board has also determined that each current member of the Audit Committee is financially literate and that Mr. Garnreiter and Dr. McBrady satisfy the financial sophistication requirements under the current listing standards of NASDAQ.

Director Independence

As of the date of this proxy statement, based upon the information submitted by each of its directors, the Board has made a determination that a majority of our current Board is independent as that term is defined by NASDAQ listing standards and that all of the members of our Board committees also meet any additional specific independence standards applicable to any committee on which such director serves, including the more stringent audit committee and compensation committee independence committee criteria. The Company has determined that all Board members, other than Patrick W. Smith, are independent under applicable NASDAQ and SEC rules. Each of our directors other than Mr. Smith is also a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act) and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and related Treasury Regulations.

Axon Enterprise, Inc. | 2020 Proxy Statement | 16

In making its independence determinations, the Board considered that Mark Kroll, Ph.D., provides consulting services for the Company. The expenses related to these services, excluding travel reimbursements, were less than $0.1 million for the year ended December 31, 2020.  At December 31, 2020, the Company had no accrued liabilities relating to these services.  The Board determined that these consulting services did not impair Mr. Kroll’s independence because the amount of the fees are not material to Dr. Kroll or the Company and they represent a significant reduction from his standard fees.

Patrick W. Smith is not independent because he is an executive officer of the Company.

Board of Directors’ Role in Risk Oversight

The Company’s risk management process is intended to ensure that risks are taken knowingly and purposefully. As such, the Company’s executive management keeps the Board apprised by presenting results of the process to identify, assess, prioritize and address strategic, financial, operating, business, compliance, litigation, regulatory, safety, reputational, cybersecurity and other risks to the Company. Executive management meets with the Board on a quarterly basis to address high priority risks and on an as-needed basis to evaluate and monitor emerging risks.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) which is applicable to all employees, directors and consultants of the Company. A copy of the Company’s Code of Ethics is published and available on the investors portion of Company’s website at http://investor.axon.com/governance/documents-and-charters. The Company intends to disclose any future amendments or waivers to the Code of Ethics on the Company’s website within four business days following the date of such amendment or waiver, unless required by NASDAQ rules to disclose such event on Form 8-K.

Director Attendance at Annual Meetings of Shareholders

Directors are encouraged by the Company to attend each annual meeting of shareholders if their schedules permit. All of our directors attended the 2020 Annual Meeting of Shareholders with the exception of Adriane Brown, who was not yet appointed to the Board at that time.

Shareholder Communications with Directors

Shareholders may communicate with members of the Board by mail addressed to the Chairman, or any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at 17800 North 85th Street, Scottsdale, AZ 85255. In general, any shareholder communication about bona fide issues concerning the Company delivered to the Secretary for forwarding to the Board or specified members will be forwarded in accordance with the shareholder’s instructions.

DIRECTOR COMPENSATION

Members of the Board who are employees of the Company are not separately compensated for serving on the Board. Board compensation is reviewed periodically by the Company’s Compensation Committee. In March of 2017, the Company retained Compensia Inc. ("Compensia") to assist the Compensation Committee with reviewing peer group data and updating the Company’s Board compensation program. As a result of this analysis, the Compensation Committee approved updated compensation plans bringing the Company’s total Board compensation levels in line with the median level of its peer group. Non-employee directors of the Company are paid $9,000 per quarter and are eligible to receive annual grants of restricted stock units (“RSUs”) of the Company’s stock with a grant date fair value equal to approximately $160,000 vesting in equal annual installments over three years. New Board members are eligible to receive an initial grant of RSUs with a grant date fair value equal to approximately $160,000 in their first year of service vesting in equal annual installments over three years. The Chairman of the Board receives an additional (i) $5,000 in cash per quarter and (ii) an annual grant of RSUs with a grant date fair value equal to $20,000 vesting over one year. Board members that provide any special Board advisory consultations in their official capacity as a Board member (other than Board and committee

Axon Enterprise, Inc. | 2020 Proxy Statement | 17

meetings) are paid compensation at the rate of $2,500 per day or $1,250 per half day, with no pay for travel days. All directors are reimbursed for reasonable expenses incurred in connection with their attendance at meetings.

In addition, board members serving on committees in either the chair or member capacity receive fees as summarized in the following table:

	Quarterly Chair	Quarterly Member
Committee	Fee	Fee
Audit	$5,000	$2,500
Compensation	2,500	1,500
NCG	2,250	1,250
Litigation	1,500	750
Merger and Acquisition	2,500	1,500
Science and Medical	6,000	2,500
Technology	2,500	1,500
Information Security Committee	2,500	1,500

The annual RSU awards are typically granted on the date of the Company’s annual shareholder’s meeting. Directors have the option of deferring all or a portion of their cash compensation into a non-qualified deferred compensation plan.

Effective January 1, 2021, non-employee directors of the Company are paid $10,000 per quarter and are eligible to receive annual RSU grants with a grant date fair value equal to approximately $200,000 vesting in equal annual installments over three years. New Board members are eligible to receive an initial grant of RSUs with a grant date fair value equal to approximately $200,000 in their first year of service vesting in equal annual installments over three years.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2020.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation
Name	($)	($) (1)	($) (2)	Total ($)
Adriane M. Brown	$21,000	$160,024	$—	$181,024
Richard H. Carmona	58,000	160,048	—	218,048
Julie Cullivan	56,000	160,048	—	216,048
Michael Garnreiter (3)	90,000	180,101	—	270,101
Caitlin E. Kalinowski	52,000	160,048	—	212,048
Mark W. Kroll (4)	66,000	160,048	90,200	316,248
Matthew McBrady	62,000	160,048	—	222,048
Hadi Partovi	63,000	160,048	—	223,048

(1)

Amounts in this column represent the aggregate grant date fair value of RSUs, computed in accordance with stock-based compensation accounting rules (ASC Topic 718). The fair value of each RSU is the closing price of our common stock on the date of grant. Each non-employee director, with the exception of Ms. Brown, received an award of 2,107 RSUs on May 29, 2020. The awards vest in three equal installments on May 29, 2021, 2022 and 2023. Ms. Brown received an award of 1,783 RSUs on June 1, 2020, which vests in three equal installments on June 1, 2021, 2022, and 2023. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in the calculations of the grant date fair value for stock awards are included in Note 1 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2020.

Axon Enterprise, Inc. | 2020 Proxy Statement | 18

The following table shows the aggregate number of outstanding RSUs outstanding as of December 31, 2020.

As of December 31, 2020
Aggregate
Restricted Stock
Name	Units Outstanding
Adriane M. Brown	1,783
Richard H. Carmona	4,563
Julie Cullivan	4,563
Michael Garnreiter	4,827
Caitlin E. Kalinowski	3,857
Mark W. Kroll	4,563
Matthew McBrady	4,563
Hadi Partovi	4,563

(2)	Other compensation for Dr. Kroll represents fees for consulting services provided.
(3)	Pursuant to his service as Chairman of the Board, on May 29, 2020, Mr. Garnreiter received a grant of 264 shares which vest one year from the award date.
(4)

Non-employee directors have the option of participating in the non-qualified deferred compensation plan through which participants may elect to postpone the receipt and taxation of a portion of their compensation. All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances. The Company does not make discretionary payments to the plan. There were no above-market returns for participants in the plan. Dr. Kroll participates in the Company’s deferred compensation plan and elected to defer $66,000 of earned compensation into the plan during the year ended December 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews all relationships and transactions in which we and our directors, director nominees, executive officers or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed in our proxy statement.

The Company has a written related party policy which is included within the Audit Committee Charter, wherein the Audit Committee reviews, approves, or ratifies related party transactions in accordance with NASDAQ rules. All proposed transactions in excess of $120,000 between the Company and its directors, officers, five-percent stockholders and their affiliates should be entered into or approved only if such transactions are on terms no less favorable to the Company than it could obtain from unaffiliated parties, are reasonably expected to benefit the Company and are disclosed to the Audit Committee. The Audit Committee is authorized to consult with independent legal counsel at the Company’s expense in determining whether to approve any such transaction.

SHARE OWNERSHIP

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

The following table sets forth information, as of March 30, 2021, with respect to beneficial ownership of the Company’s common stock by each current director or nominee for director, by each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K)(the “NEOs”), by all directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding common

Axon Enterprise, Inc. | 2020 Proxy Statement | 19

stock. The Company believes that, except as otherwise described below, each named beneficial owner has sole voting and investment power with respect to the shares listed.

		Shares
		Acquirable	Total
		Within 60	Beneficial	Percent of
Name of Beneficial Owner (1)	Shares Owned	Days (2)	Ownership	Class (3)
BlackRock, Inc. (4)	6,109,343	—	6,109,343	9.4%
The Vanguard Group (5)	5,656,053	—	5,656,053	8.7
Baillie Gifford & Co (6)	4,329,299	—	4,329,299	6.7

Patrick W. Smith	438,780	530,488	969,268	1.5
Hadi Partovi	288,130	702	288,832	*
Michael Garnreiter	24,823	966	25,789	*
Richard H. Carmona	13,165	702	13,867	*
Mark W. Kroll	13,044	702	13,746	*
Julie Cullivan	2,996	702	3,698	*
Caitlin Kalinowski	875	702	1,577	*
Matthew R. McBrady	834	702	1,536	*
Adriane Brown	—	—	—	*

Jawad A. Ahsan (7)	86,362	11,111	97,473	*
Luke S. Larson	28,536	—	28,536	*
Joshua M. Isner	26,883	—	26,883	*
Jeffrey C. Kunins	22,900	—	22,900	*

All directors and executive officers as a group (13 persons)	947,328	546,777	1,494,105	2.3%

*	Less than 1%
(1)	Except as noted in Notes 4, 5, 6, and 7 below, the address of each of the persons listed is c/o Axon Enterprise, Inc., 17800 North 85th Street, Scottsdale, AZ 85255.
(2)

Reflects the number of shares that could be purchased by exercise of options exercisable at March 31, 2021, or options or restricted stock units vesting within 60 days thereafter under the Company’s stock incentive plans.

(3)

Based on 64,673,091 shares outstanding as of March 30, 2021. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group has the right to acquire within 60 days of March 30, 2021, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(4)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2020, based on the Schedule 13G/A filed on January 29, 2021 by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, New York 10055, and indicates it has sole voting power with respect to 5,899,632 shares of the Company’s common stock, shared voting power with respect to no shares of the Company’s common stock, sole dispositive power with respect to 6,109,343 shares of the Company’s common stock, and shared dispositive power with respect to no shares of the Company’s common stock.

(5)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2020, based on the Schedule 13G/A filed on February 10, 2021 by The Vanguard Group. In such filing, The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates it has sole voting power with respect to no shares of the Company’s common stock, shared voting power with respect to 49,558 shares of the Company’s common stock, sole dispositive power with respect to 5,555,157 shares of the Company’s common stock, and shared dispositive power with respect to 100,896 shares of the Company’s common stock.

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(6)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2020, based on the Schedule 13G/A filed on January 20, 2021 by Baillie Gifford & Co. In such filing, Baillie Gifford & Co lists its address as Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom, and indicates it has sole voting power with respect to 3,798,953 shares of the Company’s common stock, shared voting power with respect to no shares of the Company’s common stock, sole dispositive power with respect to 4,329,299 shares of the Company’s common stock, and shared dispositive power with respect to no shares of the Company’s common stock.

(7)	Includes 56,679 vested shares pledged to a financial institution.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of Section 16(a) reports furnished to the Company and written representations from certain reporting persons that no other reports were required, to the Company’s knowledge, such persons complied with all of the Section 16(a) filing requirements applicable to them in 2020, except as follows: Michael Garnreiter and Matthew R. McBrady each filed one late Form 4 (each reporting one transaction).

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EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

See “Governance--The Board of Directors” for biographical information for Patrick W. Smith, who is also our CEO.

Luke S. Larson

Title: President

Joined Axon in 2008

Age: 39

Mr. Larson serves as Axon’s President. Mr. Larson is responsible for day to day operations and execution for all aspects of the Company’s business. Mr. Larson joined Axon in June of 2008 and has served in a variety of executive and management roles including director of video products, product manager and product development manager. Prior to joining Axon, Mr. Larson served as a Marine Corps infantry officer. Mr. Larson graduated from University of Arizona with honors where he was an NROTC Scholarship recipient. He also received an MBA in International Business from Thunderbird School of Global Management.

Jawad A. Ahsan

Title: Chief Financial Officer

Joined Axon in 2017

Age: 41

Mr. Ahsan joined Axon in 2017 and is responsible for leading the company’s global finance, corporate strategy, legal and IT organizations, as well as Axon’s consumer-facing business. Prior to Axon, Mr. Ahsan was CFO for Market Track, private-equity backed SaaS company that he helped guide to an exit to Vista Equity. He spent 13 years in various roles at GE, most notably serving as CFO for GE Healthcare’s electronic health record and enterprise software solutions. Mr. Ahsan gained substantial international experience while at GE, working across more than 20 countries in several industries including healthcare, aviation, financial services, and film & entertainment. Mr. Ahsan is a graduate of GE’s Corporate Audit Staff and Financial Management leadership development programs. He earned his MBA from the MIT Sloan School of Management and a BA in Economics from the College of the Holy Cross.

Joshua M. Isner

Title: Chief Revenue Officer

Joined Axon in 2009

Age: 35

Mr. Isner came to Axon in 2009 as a member of our Leadership Development Program. After rotating through several departments in the Company, he eventually helmed our domestic video and cloud sales team, which he led to a record year in 2014. Mr. Isner now oversees our entire sales organization. Mr. Isner was previously the Director of Leadership Development, Northeast Regional Sales Executive, VP of Video and Cloud Sales, and EVP of Global Sales at Axon. Mr. Isner has a B.S. in Government & Political Science from Harvard University.

Jeffrey C. Kunins

Title: Chief Product Officer and Executive Vice President of Software

Joined Axon in 2019

Age: 46

Mr. Kunins joined the Company in September 2019. Most recently, he served as Vice President of Alexa Entertainment at Amazon from February 2018 until joining Axon. Mr. Kunins served as the Vice President of Kindle at Amazon from

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March 2014 to February 2018. Prior to Amazon, Mr. Kunins served as General Manager (GM) of Product and Design at Skype, GM of Windows Live Messenger at Microsoft, and VP of Product at TELLME Networks, Inc. Mr. Kunins has a B.S. in Information & Decision Systems from Carnegie Mellon University.

Each executive officer serves at the discretion of our Board of Directors and no officer is subject to an agreement that requires the officer to serve the Company for a specified number of years. We have entered into employment-related agreements with each of the executive officers listed above. These agreements require notice of termination by the Company in certain situations that are described in further detail in this proxy statement under the heading “Compensation Discussion and Analysis--Employment Agreements and Other Arrangements.”

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COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation objectives and policies and to explain and provide context for the material elements of the disclosure which follows in this proxy statement with respect to the compensation of our named executive officers (“NEOs”).

Fiscal 2020 Company Highlights and Compensation Overview

Our financial and business highlights for fiscal 2020 include the following:

•	Full year revenue of $681 million, up 28% compared to fiscal 2019.
•	Follow-on offering in June 2020 raised over $300 million, enabling us to further strengthen our balance sheet.
•	We secured our first Dispatch customer, launched our Respond platform, established a solid foothold in the Federal market, and grew our international revenue by more than 70%.
•	We attained the first operational goal under our CEO Performance Award and eXponential Stock Performance Plan, which are described below.

As described in more detail below and in the compensation tables that follow this Compensation Discussion and Analysis, our compensation structure applicable to our named executive officers did not change significantly during 2020.

Our Compensation Philosophy

The Compensation Committee (in this section, the “Committee”) is in place to address matters relating to the fair and competitive compensation of our NEOs and non-employee directors, together with matters relating to our other benefit plans. The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company.

Objectives of NEO compensation include:

● Attract and retain highly qualified individuals who are capable of making significant contributions critical to our long-term success;

● Promote a performance-oriented environment that encourages Company and individual achievement;

● Reward NEOs for long-term strategic management and the enhancement of shareholder value;

● Strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the achievement of specified corporate and personal performance goals; and

● Align long-term management interests with those of shareholders, including long-term at-risk pay.

Our Compensation Programs

CEO Performance Award

On May 24, 2018, Axon’s shareholders approved the Board of Directors’ grant of non-qualified stock options to purchase 6,365,856 shares of common stock to Patrick W. Smith (the "CEO Performance Award"). The CEO Performance Award consists of 12 vesting tranches with a vesting schedule based entirely on the attainment of both operational goals (performance conditions) and market capitalization goals (market conditions), assuming continued employment either as the CEO or as both Executive Chairman and Chief Product Officer and service through each vesting date. Each of the 12 vesting tranches of the CEO Performance Award have a 10-year contractual term and will vest upon certification by the Board of Directors that both (i) the market capitalization goal for such tranche, which begins at $2.5 billion for the first tranche and increases by increments of $1.0 billion thereafter, and (ii) any one of the following eight operational goals

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focused on revenue or eight operational goals focused on Adjusted EBITDA have been met for the previous four consecutive fiscal quarters.

Eight Separate Revenue Goals (1)	Eight Separate Adjusted EBITDA (CEO Performance Award) Goals
(in thousands)	(in thousands)
Goal #1, $710,058	Goal #9, $125,000
Goal #2, $860,058	Goal #10, $155,000
Goal #3, $1,010,058	Goal #11, $175,000
Goal #4, $1,210,058	Goal #12, $190,000
Goal #5, $1,410,058	Goal #13, $200,000
Goal #6, $1,610,058	Goal #14, $210,000
Goal #7, $1,810,058	Goal #15, $220,000
Goal #8, $2,010,058	Goal #16, $230,000

(1)	In connection with the business acquisition that was completed during 2018, the revenue goals were adjusted for the acquiree’s Target Revenue, as defined in the CEO Performance Award agreement.

As of December 31, 2020, the following operational goals were achieved, with vesting of the related tranche approved by the Committee in March 2021:

•	Adjusted EBITDA (CEO Performance Award) of $125.0 million.

As of December 31, 2020, the following operational goals were considered probable of achievement:

•	Total revenue of $710.1 million, $860.1 million, and $1,010.1 million; and
•	Adjusted EBITDA (CEO Performance Award) of $155.0 million, $175.0 million, $190.0 million, $200.0 million, $210.0 million, $220.0 million, and $230.0 million.

The first four market capitalization goals have been achieved as of December 31, 2020, and the fifth and sixth market capitalization goals were achieved in January and February 2021, respectively. However, none of the shares subject to the CEO Performance Award had vested as of December 31, 2020 as attainment of the first tranche was not certified by the Committee until March 2021, and none of the other operational goals have been achieved. The number of stock options that vested in March 2021 related to the achieved tranche is approximately 0.5 million shares. The number of stock options that would vest related to the remaining ten probable tranches is approximately 5.3 million shares.

The total grant date fair value of the CEO Performance Award, including those tranches not considered probable of attainment as of December 31, 2020, was approximately $246.0 million. The fair value of the options when the CEO Performance Award was approved by our Board and accepted by Mr. Smith in February 2018 was approximately $72.4 million. Due to a significant increase in the price of Axon’s common stock between February 2018 and May 2018, when our shareholders approved the CEO Performance Award, the grant date fair value for accounting purposes increased to the amount disclosed in the Summary Compensation Table for 2018.

Mr. Smith’s compensation for 2020 and 2019 consists of an annual base salary consistent with minimum wage requirements and the CEO Performance Award.

eXponential Stock Performance Plan

On February 12, 2019, our shareholders approved the 2019 Stock Incentive Plan (the "2019 Plan"), which was adopted by the Board of Directors to reserve a sufficient number of shares to facilitate our eXponential Stock Performance Plan

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(“XSPP”) and grants of eXponential Stock Units ("XSUs") under the plan. There were five main reasons why the Board recommended that shareholders approve the 2019 Plan. The XSPP and equity incentive awards under the 2019 Plan:

1.	Substitute short-term guaranteed share-based compensation and cash compensation for long-term, performance-vesting share-based compensation to deliver market competitive total pay,
2.	Align the entire Company around clearly defined market cap, revenue and Adjusted EBITDA performance goals through a broad-based plan that is offered to every employee,
3.	Strengthen Axon’s ability to retain and recruit top technical talent,
4.	Further align the interests of employees with those of the Company’s other shareholders, and
5.	Incorporated shareholder feedback and input on plan design.

Pursuant to the XSPP, all eligible full-time U.S. employees were granted an award of 60 XSUs in January 2019, and certain employees had the opportunity to elect to receive a percentage of the value of their target compensation over a nine year period from 2019 to 2027 in the form of additional XSUs. For employees who elected to receive XSUs, the XSU grants were made as an up front, lump sum grant in January 2019, and are intended to replace that portion of the target compensation they elected to receive in the form of XSUs for the next nine years. Accordingly, their annual go forward target compensation will be reduced until 2027 by the amount of such compensation that the employees elected to receive in the form of the January 2019 XSU grants.

Other than Mr. Smith, each of the NEOs received an XSU grant with a target value of $1,000,000 prior to a 3x risk multiplier and a 9x time multiplier. The number of shares granted was based on the closing stock price on the respective grant dates. Messrs. Ahsan, Isner, and Larson each received an XSU grant of 598,537 shares on January 2, 2019. Mr. Kunins received an XSU grant of 432,000 shares on September 23, 2019. There were no performance share units (“PSUs”) granted to the named executive officers for fiscal 2019 or 2020 as XSUs are intended to generally replace shorter-term PSUs.

The market capitalization and operational goals are identical to the CEO Performance Award, except for the number of shares that are used to calculate the market capitalization goals if shares outstanding exceed the XSU Maximum (defined below). Additionally, because the grant date is different than that of the CEO Performance Award, the measurement period for market capitalization is not identical.

The XSUs are grants of restricted stock units, each with a term of approximately nine years, that vest in 12 equal tranches. Each of the 12 tranches will vest upon certification by the Committee of the Board of Directors that both (i) the market capitalization goal for such tranche, which begins at $2.5 billion for the first tranche and increases by increments of $1.0 billion thereafter, and (ii) any one of eight operational goals focused on revenue or eight operational goals focused on Adjusted EBITDA have been met for the previous four consecutive fiscal quarters.

The XSPP contains an anti-dilution provision incorporated into the plan based on shareholder feedback, which affects the calculation of the market capitalization goals in the plan. The plan defines a maximum number of shares outstanding that may be used in the calculation of the market capitalization goals (the “XSU Maximum”). If the actual number of shares outstanding exceeds the XSU Maximum guardrail, then the lower pre-defined number of shares in the XSU Maximum, rather than the higher actual number of shares outstanding, is used to calculate market capitalization for the determination of the market capitalization goals in the XSPP, which, together with the operational goals, determines whether XSUs vest for participating employees.

The XSU Maximum is defined as the actual number of shares outstanding on the original XSU grant date of January 2, 2019, increased by a 3% annual rate over the term of the XSPP and by shares issued upon the exercise of CEO Performance Award options. The XSU Maximum is also adjusted for acquisitions, spin-offs or other changes in the number of outstanding shares of common stock, if such changes have a corresponding adjustment on the market capitalization goals.

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New shares issued for any other reasons, including shares issued upon vesting of XSUs, RSUs, and PSUs as well as shares issued to raise capital through equity issuances or in other transactions, do not increase the XSU Maximum.

As of December 31, 2020, actual shares outstanding exceeded the XSU Maximum as a result of the common stock offering completed in June 2020. Accordingly, market capitalization as calculated for the purposes of achieving additional goals uses the lower XSU Maximum share amount rather than actual shares outstanding. The first four market capitalization goals have been achieved as of December 31, 2020, and the fifth and sixth market capitalization goals were achieved in January and February 2021, respectively. While none of the XSU tranches had vested as of December 31, 2020, the first operational goal was achieved as of December 31, 2020 and the related tranche vested upon certification from the Committee in March 2021. The remaining probable operational goals have not yet been achieved as of December 31, 2020.

Axon’s shareholder outreach prior to introducing the XSPP included speaking with portfolio managers, analysts and corporate governance representatives at institutions that were among the highest percentage holders of Axon common stock for the purpose of gathering input and understanding best practices and shareholder preferences regarding share-based compensation plans. Shareholders tended to favor broad-based employee-wide plans over highly concentrated plans among senior management, and favor using performance-based share-based compensation, rather than cash, in delivering market-competitive total pay. Axon addressed shareholders’ dilution concerns by adopting into the XSPP the XSU Maximum described above, which removes any management incentive to dilute the value by increasing the share count to achieve the market capitalization goals. We credit our shareholder outreach efforts in helping us to design an employee-wide share-based compensation plan that drives alignment among shareholders, senior management and every employee.

Other Executive Compensation

We utilize various non-cash compensation programs, in addition to traditional cash-based compensation methods. Specifically, we have utilized stock-based awards.

The principal components of compensation in 2020 and 2021 for our NEOs (other than the CEO) consist of the following:

● Annual salary;

● Annual performance-based cash incentive plans, comprised of:

● Commissions on revenue growth for 2020 and on a combination of revenue growth and new product and new market bookings growth for 2021 for our Chief Revenue Officer; and

•	Payouts under the 2020 annual cash incentive plan based on the achievement of annual operational and financial goals;

● Long-term equity compensation in the form of service-based RSUs awarded pursuant to the 2019 Stock Incentive Plan and the 2019 Stock Inducement Plan; and

● Long-term equity compensation in the form of XSUs subject to certain milestone vesting periods.

Any decision to materially increase compensation is based upon the objectives listed above, taking into account all forms of compensation, as well as based upon individual achievement of performance goals. These goals include revenue and earnings targets as well as specific operational goals. Decisions regarding the CEO’s compensation are made by the Committee and reflect the same considerations used for the other NEOs. The Board has not adopted any clawback policies, but adopted stock ownership guidelines in December 2018.

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Stock Ownership Guidelines

The stock ownership guidelines require that non-employee directors hold Company stock equivalent to five times the dollar value of their base cash compensation; for 2021, this equates to $200,000. New non-employee directors have up to three years to meet this requirement.  If a director falls below this requirement, he or she is not allowed to sell shares until the requirement is met. Named executive officers are required to own at least 50,000 shares of the Company’s stock. For purposes of these guidelines, stock ownership includes shares for which the executive or director has direct or indirect ownership or control, including Axon common stock plus vested and unvested Axon stock options and RSUs, including unvested performance-based RSUs and XSUs. Executives are expected to meet their ownership guidelines once they have received enough grants to add up to the required minimum.

Policy Regarding Hedging Transactions

The Company’s Insider Trading Policy, which applies to all employees and directors, prohibits hedging and similar transactions designed to decrease the risks associated with holding Company securities.

Processes and Procedures for Considering and Determining Executive Compensation

The Committee assists the Board of Directors in addressing matters relating to the fair and competitive compensation of our NEOs and non-employee directors, together with matters relating to our other benefit plans. The Committee is currently composed of three independent directors: Hadi Partovi (Chair), Matthew McBrady, and Michael Garnreiter. The Committee makes the sole decision regarding compensation for the Chief Executive Officer and each NEO.

The Committee met one time in 2020. All Committee members were present for the meeting.

Members of management also attended the meeting. The agendas for these meetings were determined by the Committee members prior to the meetings. The Committee generally receives and reviews materials in advance of each meeting. Depending on the agenda for the particular meeting, materials may include:

● Financial reports;

● Reports on levels of achievement of corporate performance objectives;

● Schedules setting forth the total compensation of the NEOs, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the NEOs pursuant to employment, severance and change of control agreements;

● Summaries which show the NEOs’ total accumulated stock awards and stock option holdings;

● Information regarding compensation paid by comparable companies identified in executive compensation surveys; and

● Reports from consultants to the Committee.

The Committee’s primarily responsibilities are to:

● Review and approve corporate goals and objectives relevant to the compensation of NEOs, evaluate the performance of the NEOs in light of these goals and objectives and determine and approve the compensation level of NEOs based on that evaluation;

● Evaluate and establish the incentive components of the CEO’s compensation and related bonus awards, taking into account the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years;

● Review and approve the design of the compensation and benefit plans that pertain to the CEO and other NEOs who report directly to the CEO;

● Administer equity-based plans, including stock incentive plans;

● Approve the material terms of all employment, severance and change of control agreements for NEOs;

● Retain compensation consultants and advisors as necessary, or appropriate, on an advisory basis to establish comparator groups, benchmarking and targets for compensation related matters;

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● Recommend to the Board the compensation for Board members, such as retainers, committee fees, chair fees, stock awards and other similar items;

● Provide oversight regarding the Company’s benefit and other welfare plans, policies and arrangements;

● Form and delegate authority to subcommittees when appropriate; and

● Prepare the Compensation Committee report to be included in the Company’s annual proxy statement and Annual Report on Form 10-K filed with the SEC.

The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically review and revise the charter. The full text of the Committee charter is available on our website at http://investor.axon.com/governance/documents-and-charters.

Role of Management and Consultants in Determining Executive Compensation

Our executive management supports the Committee in carrying out its responsibilities by preliminarily outlining compensation levels for NEOs, administering our benefit and other welfare plans and providing data to the Committee for analysis. Annually, compensation is initially proposed by the CEO for each executive (excluding the CEO), consisting of base salary, annual and long-term performance-based compensation and long-term equity compensation, which is then provided to the Committee for review and approval.

Our Committee has sole authority to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants and advisors, and such consultants and advisors report directly to the Committee. In 2017 and 2018, the Committee retained compensation consulting firm Compensia, which provided research, data analyses, benchmarking and design expertise in developing and structuring compensation programs for its executives. The Company utilized that information in the design of its 2018 and 2019 executive compensation plans, including the CEO Performance Award and XSPP. In 2018 and 2019, the Company also retained the compensation consulting division of Aon Consulting, Inc. to provide additional data analysis, modeling, and equity design expertise specific to developing and structuring the CEO Performance Award and XSPP.

The Committee also retained Compensia in 2019 for research, data analyses, benchmarking and design expertise in developing and structuring compensation for its new Chief Product Officer role. Compensia provided executive compensation information for Chief Product Officer roles based on its proprietary database for public companies with revenues between $150 million and $950 million and a market capitalization between $900 million and $10 billion.

Peer Comparator Group

The scope of Compensia’s review in 2018 included determining an appropriate comparator group to compare the Company’s executive compensation to, based primarily on the following criteria: Industry and Global Industry Classification code, revenue, and market capitalization. Compensia selected public technology companies with annual sales between $150 million and $950 million, with market capitalization of $900 million to $10 billion.

The Committee has selected the following comparator group when reviewing executive compensation:

2U, Inc.	Ellie Mae, Inc.	Proofpoint, Inc.
8x8, Inc.	Five9 Inc.	Qualys, Inc.
Alarm.com Holdings, Inc.	HubSpot, Inc.	RingCentral Inc.
Benefitfocus, Inc.	MINDBODY Inc.	SPS Commerce Inc.
Box. Inc.	New Relic, Inc.	Twilio Inc.
Carbonite, Inc.	Paycom Software, Inc.	Zendesk Inc.
Cornerstone OnDemand Inc.	Paylocity Holding Corp.	Zuora Inc.

In addition to the comparator group, to supplement the executive compensation information where publicly disclosed information was limited, Compensia provided executive compensation information for the NEOs based on its proprietary

Axon Enterprise, Inc. | 2020 Proxy Statement | 29

database for technology companies, primarily internet and software as a service companies, with revenues between $150 million and $950 million and a market capitalization between $900 million and $10 billion.

The Company plans to engage a compensation consulting firm to provide research, data analyses, benchmarking and design expertise in reviewing and structuring compensation programs for its executives every three years, beginning in 2021.

The following tables show the composition of each NEO’s total target direct compensation for 2020 and 2021:

			Annual Target		Long-term Target
			Incentive		Incentive Compensation--		Long-term Equity		Target Total
	Annual Salary		Compensation		XSUs		Compensation--RSUs		Direct
2020	(1)		(2)		(3)		(4)		Compensation
Name	$	% Total	$	% Total	$	% Total	$	% Total	$
Patrick W. Smith	$24,960	100.0%	$—	—%	$—	—%	$—	—%	$24,960
Luke S. Larson	350,000	15.5	305,000	13.5	1,000,000	44.4	600,000	26.6	2,255,000
Jawad A. Ahsan	325,000	15.1	330,000	15.3	1,000,000	46.4	500,000	23.2	2,155,000
Joshua M. Isner	325,000	15.9	500,000	24.4	1,000,000	48.7	225,000	11.0	2,050,000
Jeffrey C. Kunins (5)	300,000	18.8	300,000	18.8	1,000,000	62.4	—	—	1,600,000

(1)	Annual salary effective January 1, 2020.
(2)	Presented at target levels. Actual results for 2020 were below targets, resulting in payouts under the annual cash incentive plan for Messrs. Larson, Ahsan, and Kunins in the amounts of approximately $293,000, $317,000, and $289,000, respectively. Mr. Isner earned commissions in 2020 of approximately $738,000. See further discussion following under “Annual Performance-Based Incentive Plans.”
(3)

Represents XSUs granted to Messrs. Larson, Ahsan, and Isner on January 2, 2019 and to Mr. Kunins on September 23, 2019 which are discussed in more detail under “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — eXponential Stock Performance Plan". The grants had a target value of $1,000,000 prior to risk and time multipliers and were granted in 2019 in lieu of traditional performance-based RSUs. For purposes of the Summary Compensation Table, these amounts were reported as compensation in 2019 and are not reported as compensation in 2020, and represent the amount of 2020 target compensation that the executives elected to receive over nine years (2019 to 2027) in the form of XSUs.

(4)

Except for Mr. Kunins, reflects the value of RSUs awarded in December 2019, which are intended as 2020 compensation awards. Mr. Kunins did not receive an RSU award in December 2019 based on his September 2019 start date.

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					Long-term Target
			Annual Target		Incentive Compensation--		Long-term Equity		Target Total
			Incentive		XSUs		Compensation--RSUs		Direct
2021	Annual Salary		Compensation		(1)		(2)		Compensation
Name	$	% Total	$	% Total	$	% Total	$	% Total	$
Patrick W. Smith	$31,200	100.0%	$—	—%	$—	—%	$—	—%	$31,200
Luke S. Larson	350,000	15.5	305,000	13.5	1,000,000	44.4	600,000	26.6	2,255,000
Jawad A. Ahsan	325,000	15.1	330,000	15.3	1,000,000	46.4	500,000	23.2	2,155,000
Joshua M. Isner (3)	325,000	15.9	500,000	24.4	1,000,000	48.7	225,000	11.0	2,050,000
Jeffrey C. Kunins	300,000	13.6	300,000	13.6	1,000,000	45.5	600,000	27.3	2,200,000

(1)

Represents XSUs granted to Messrs. Larson, Ahsan, and Isner on January 2, 2019 and to Mr. Kunins on September 23, 2019 which are discussed in more detail under “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — eXponential Stock Performance Plan". The grants had a target value of $1,000,000 prior to risk and time multipliers and were granted in 2019 in lieu of traditional performance-based RSUs. For purposes of the Summary Compensation Table, these amounts were reported as compensation in 2019 and are not reported as compensation in 2021, and represent the amount of 2021 target compensation that the executives elected to receive over nine years (2019 to 2027) in the form of XSUs.

(2)	Reflects the value of RSUs awarded in November 2020, which are intended as 2021 compensation awards.
(3)	The annual target incentive compensation for Mr. Isner reflects target commission based on a combination of revenue growth and new product and new market bookings growth for 2021.

Annual Salary

Salaries for NEOs are reviewed annually, as well as at the time of a promotion or other changes in responsibilities. Consistent with our goal for overall compensation, we set salaries at a competitive level to ensure we can attract and retain our executives. There is no set percentile of market that we use and executive salaries vary in their positioning to market depending on facts; such as, tenure with the Company, results of personal, department and corporate performance, complexity and scope of the executive’s responsibilities, and the perceived detrimental effects to the Company that may result from such executive’s departure. The base salaries of our NEOs, other than the CEO, were proposed by the CEO, established by the Committee and approved by the independent directors after considering compensation salary trends, overall level of responsibilities, total performance and compensation levels for comparable positions in the market for executive talent based on salary surveys and compensation data from comparator group companies. After considering the above, the Committee did not adjust the base salaries of Messrs. Ahsan, Isner, Larson or Kunins for 2021.

Annual Performance-Based Incentive Plans

The objective of the annual cash incentive plan has been to provide executives with a competitive total compensation opportunity, as well as to align executive rewards with company performance.

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2020 Structure

The 2020 executive compensation structure included: payments under the annual cash incentive plan, and for Mr. Isner, revenue-based commissions, paid quarterly. Each component was designed to incentivize specific Company business goals.

Payouts under the 2020 annual cash incentive plan were based on the achievement of the following annual financial goals and operational metrics: revenue, number of Officer Safety Plan (“OSP”) 7+ licenses booked, Adjusted EBITDA as a percentage of revenue, net promoter score, Aware attachment rate, OSP7+ benefit adoption, TASER 7 handle yield, and Axon Body 3 yield.

The Committee believed the criteria for the annual cash incentive plan were challenging, but achievable.

Sales commissions were earned based upon specific sales targets for Mr. Isner. For 2020, the maximum payout was $750,000.

2020 Performance - Based Cash Incentive Plans Metrics
						Weighted
Metric	Threshold	Target	Maximum	Actual	Weight	Payout
($ in millions)
Revenue	$570.0	$620.0	$650.0	$681.0	25%	37.5%
# of OSP7+ licenses booked	18,750	25,000	35,000	10,100	25	—
Adjusted EBITDA % of revenue	16.0%	17.0%	18.0%	22.9%	20	30.0
Net promoter score	58	59	61	63	10	15.0
Aware attachment rate	30.0%	40.0%	46.0%	25.2%	10	—
OSP7+ benefit adoption	20.0%	23.0%	28.0%	26.6%	5	6.8
TASER 7 handle yield	0%	91.0%	93.0%	92.1%	2.5	3.2
Axon Body 3 yield	0%	95.0%	99.0%	98.7%	2.5	3.6
Actual attainment/plan payout					100%	96.1%

The 2020 performance-based cash incentive plan metrics were measured and paid after the Company determined its annual earnings for 2020. The revenue, number of OSP7+ licenses booked, Adjusted EBITDA as a percentage of revenue, net promoter score, Aware attachment rate, and OSP7+ benefit adoption metrics each have a threshold, target and maximum goal with corresponding base payouts of 50%, 100% and 150% of target, respectively. The weighted payout for the 2020 annual cash incentive plan is capped at a 150% payout. The weighted average payout achieved under the 2020 performance-based cash incentive plan was 96.1%.

Payouts under the 2020 annual cash incentive plan for Mr. Isner were based entirely on growth of the Company’s revenue. For 2020, approximately $738,000 was based on the growth of total 2020 revenue as compared to 2019.

Other Long-Term Performance-Based Equity Compensation

Beginning in 2018, the Company discontinued its long-term performance-based RSU grants. Instead, NEOs now participate in the CEO Performance Award (for Mr. Smith) or the XSPP. The CEO Performance Award and XSPP are each an incentive for future performance in the form of a high-risk, high-reward compensation plan, and the value is realizable only if and when each set of market capitalization and operational goals are achieved and the options or shares vest associated with each tranche. The grant is intended to compensate the NEOs over an extended term and will become vested as to all options or shares subject to each grant only if our market capitalization increases to $13.5 billion and twelve operational goals are achieved during the ten year term of the award. If any portion of the awards have not vested by the end of the term of the award, they will be forfeited and the NEO will not realize the related value. The first set of vesting milestones (a market capitalization goal paired with an operational goal) for the CEO Performance Award and the XSPP were achieved as of December 31, 2020, and were certified by the Committee in March 2021.

Axon Enterprise, Inc. | 2020 Proxy Statement | 32

For additional discussion of the CEO Performance Award and the XSPP, see “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — CEO Performance Award” and “— eXponential Stock Performance Plan” above.

Long-Term Service-Based Equity Compensation — RSUs

The Committee believes that service-based equity compensation with multi-year vesting periods ensures that our NEOs have a continuing stake in our long-term success. For 2020, the Committee granted RSUs on December 23, 2019, which vest at the end of a three-year service period. For 2021, the Committee granted RSUs on November 30, 2020, which vest in equal annual installments over a three-year service period.

In determining the total number of RSUs to award to each NEO, the Committee considered, among other things, the strategic objectives of the Company over the next three years, and the practice of comparator group companies. The following table sets forth the service-based RSU awards made to our continuing NEOs in December 2019 (for 2020) and in November 2020 (for 2021). Mr. Kunins did not receive an award in December 2019 based on his September 2019 hire date.

	2020 Awards		2021 Awards
	Number of	Approximate	Number of	Approximate
	Service-based	Grant Date	Service-based	Grant Date
Named Executive	RSUs Awarded	Fair Value	RSUs Awarded	Fair Value
Patrick W. Smith	—	—	—	—
Luke S. Larson	8,306	600,000	4,774	600,000
Jawad A. Ahsan	6,922	500,000	3,979	500,000
Joshua M. Isner	3,115	225,000	1,791	225,000
Jeffrey C. Kunins	N/A	N/A	4,774	600,000

Employment Agreements and Other Arrangements

In June 2019, the Company entered into revised employment agreements with Jawad A. Ahsan, Luke S. Larson, and Joshua M. Isner pursuant to their continued service. The fundamental terms and provisions of each executive’s agreement are substantially similar to the terms and provisions of each executive’s previously existing executive employment agreement except as follows: under the agreements, (1) the executives are no longer entitled to severance benefits following a resignation for good reason, except following Change in Control [as defined in the Company’s 2019 Stock Incentive Plan (or any successor equity incentive plan adopted by the Company in the future)]; (2) following a termination without cause and the terminated executive’s execution of a customary release, the terminated executive will be entitled only to continued vesting of unvested time-based RSUs scheduled to vest during the notice and severance period (one year) versus acceleration of all unvested equity awards; (3) following termination without cause and the terminated executive’s execution of the customary release, the terminated executive will be entitled to a full year target annual bonus or full year target annual sales commission for the year in which the termination becomes effective, versus a prorated bonus for the year in which the termination occurs; and (4) following termination without cause and the terminated executive’s execution of the customary release, a portion of the terminated executive’s XSUs may be entitled to accelerated vesting. In September 2019, the Company entered into an employment agreement with Jeffrey C. Kunins with the same terms.

Mr. Smith’s employment agreement terminated following shareholder approval of the CEO Performance Award on May 24, 2018 and the Company has no further obligations thereunder.

Perquisites and Other Personal Benefits

We have a non-qualified deferred compensation plan for certain executives, key employees and non-employee directors through which participants may elect to postpone the receipt and taxation of a portion of their compensation received from us. The non-qualified deferred compensation plan allows eligible participants to defer up to 80% of their base salary and up to 100% of other types of compensation. The plan also allows for matching and discretionary employer contributions. Employee deferrals are deemed 100% vested upon contribution. Distributions from the plan generally commence upon retirement, death, separation of service, specified date or upon the occurrence of an unforeseeable

Axon Enterprise, Inc. | 2020 Proxy Statement | 33

emergency. Distributions can be paid in a variety of forms from lump sum to installments over a period of years. Participants in the plan are entitled to select from a wide variety of investments available under the plan and are allocated gains or losses based upon the performance of the investments selected by the participant. All gains or losses are allocated fully to plan participants and we do not guarantee a rate of return on deferred balances. Assets related to this plan consist of corporate-owned life insurance contracts. Participants have no rights or claims with respect to any plan assets and any such assets are subject to the claims of our general creditors.

We do not provide our NEOs with other significant perquisites or other benefits, except for Company matching contributions to our defined contribution benefit plans and health care benefits that are widely available to employees. The Committee periodically reviews the levels of perquisites and other benefits that could be provided to the NEOs.

Compensation Deductibility

Effective for tax years beginning after December 31, 2017, the Tax Cuts and Jobs Act repealed the performance-based compensation exception to the deduction limit for compensation in Section 162(m) of the Code.  As a result, the Company expects that compensation over $1 million per year paid to any named executive officer, and any person who was a named executive officer for any year beginning with 2017, will be nondeductible under Section 162(m) unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

The Committee will continue to monitor the impact that the repeal of the performance-based pay exception to Section 162(m) will have on the Company’s compensation programs and contracts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our 2020 Annual Report on Form 10-K.

The Compensation Committee:

Hadi Partovi, Chair

Michael Garnreiter

Matthew McBrady

The foregoing Compensation Committee Report will not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or was during or prior to fiscal 2020, an officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director or member of the Compensation Committee.

Axon Enterprise, Inc. | 2020 Proxy Statement | 34

SUMMARY COMPENSATION TABLE

							Non-Equity
					Stock		Incentive Plan	All Other
Name and Principal		Salary		Bonus	Awards	Option Awards	Compensation	Compensation
Position	Year	($)		($)	($) (1)	($) (2)	($) (3)	($) (4)	Total ($)
Patrick W. Smith	2020	$25,004	(5)	$—	$2,531,425	$—	$—	$2,963	$2,559,392
Chief Executive Officer	2019	22,880	(5)	—	2,040	—	—	13,609	38,529
	2018	70,027	(5)	—	—	245,953,429	—	3,254	246,026,710

Luke S. Larson	2020	350,000		—	1,612,573	—	293,238	34,754	2,290,565
President	2019	325,000		50,000	21,134,307	—	301,146	28,110	21,838,563
	2018	325,000		—	—	—	191,624	12,604	529,228

Jawad A. Ahsan	2020	325,000		—	1,512,650	—	317,274	13,885	2,168,809
Chief Financial Officer	2019	300,000		—	20,959,354	—	301,146	15,000	21,575,500
	2018	300,000		200,000	299,984	—	255,499	1,504	1,056,987

Joshua M. Isner	2020	325,000		—	900,063	—	738,134	35,419	1,998,616
Chief Revenue Officer	2019	275,000		270,193	20,309,338	—	1,304,250	231,113	22,389,894
	2018	275,000		21,000	—	—	1,412,852	20,850	1,729,702

Jeffrey C. Kunins	2020	300,000		—	600,044	—	288,518	12,223	1,200,785
Chief Product Officer and EVP of Software	2019	81,923		—	20,742,720	—	—	2,131	20,826,774

(1)

The amounts in this column reflect the aggregate grant date fair value for RSUs computed in accordance with stock-based accounting rules (ASC Topic 718). Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions included in the calculation of these amounts are included in footnote 1 to our financial statements for the fiscal year ended December 31, 2020 within our Annual Report on Form 10-K filed with the SEC.

On November 3, 2020, the Compensation Committee of our Board of Directors approved a modification to the definition of a metric for certain of our outstanding PSU awards. We accounted for this change as a Type III modification under ASC 718 since the expectation of the attainment for this metric changed from improbable to probable. Amounts of $2,531,425, $1,012,529, $1,012,529, and $674,952 for Messrs. Smith, Larson, Ahsan, and Isner, respectively, represent the total compensation expense from the modified shares.

Other amounts of $600,044, $500,121, $225,111, and $600,044 represent RSUs granted to Messrs. Larson, Ahsan, Isner, and Kunins, respectively, on November 30, 2020 and were intended as 2021 compensation.

On February 12, 2019, our shareholders approved the 2019 Plan, which was adopted by the Board of Directors to reserve a sufficient number of shares to facilitate our XSPP and grants of XSUs under the plan. Pursuant to the XSPP, all eligible full-time U.S. employees were granted an award of 60 XSUs in January 2019, and certain employees had the opportunity to elect to receive a percentage of the value of their target compensation over the following nine years (2019-2027) in the form of additional XSUs. Messrs. Larson, Ahsan, Isner, and Kunins elected to receive XSUs, which XSU grants were made as an up front, lump sum grant in January 2019 (September 2019 for Mr. Kunins), and are intended to replace that portion of the target compensation they elected to receive in the form of XSUs for the subsequent nine years. Accordingly, their go forward target compensation will be reduced until 2027 by the amount of such compensation that the employees elected to receive in the form of the 2019 XSU grants.

All of the XSUs will be vested only if our market capitalization increases to $13.5 billion and twelve operational goals are achieved during the nine year term of the award. 1/12th of the total number of options in the grant will become vested and exercisable each time: (i) Company market capitalization increases by $1 billion above the February 2018 market capitalization of approximately $1.5 billion (to align with the CEO Performance Award); and (ii) one of sixteen operational goals tied to revenue and adjusted EBITDA are attained, subject to continued service to the Company at each such vesting event. If any XSUs have not vested by the end of the nine year term of the award, they will be forfeited and the NEOs will not realize the value of such XSUs. As of December 31, 2020, the first tranche was achieved and was subsequently certified by the Compensation Committee and vested in March 2021. The amounts and timing of compensation realized by the NEOs for the XSPP will differ from the amount reported here pursuant to the requirements for the Summary Compensation Table.

Axon Enterprise, Inc. | 2020 Proxy Statement | 35

The grant-date fair value of the 60 XSUs received by Messrs. Smith, Larson, Ahsan and Isner is approximately $2,000. Additional XSUs granted include amounts of $19,957,225 for Messrs. Larson, Ahsan and Isner and $18,342,720 for Mr. Kunins.

(2)

The amount reported as compensation for Mr. Smith in 2018 represents the grant date fair value of options under the CEO Performance Award as computed in accordance with ASC Topic 718. Mr. Smith did not realize this amount in 2018 because vesting of the options is entirely tied to achieving revenue, EBITDA and market capitalization performance milestones, which are described below. No options will vest simply through the passage of time. As of December 31, 2020, the first tranche was achieved and was subsequently certified by the Compensation Committee and vested in March 2021.

The fair value of the options when the CEO Performance Award was approved by our Board and accepted by Mr. Smith in February 2018 was approximately $72.4 million. Due to a significant increase in the price of Axon’s common stock between February 2018 and May 2018, when our shareholders approved the CEO Performance Award, the grant date fair value for accounting purposes increased to the amount disclosed in this Summary Compensation Table.

The CEO Performance Award granted to Mr. Smith is an incentive for future performance in the form of a high-risk, high-reward compensation plan, and the value is realizable only if and when each set of market capitalization and operational goals are achieved and the options vest associated with each tranche.

The grant is intended to compensate Mr. Smith over a ten year term. The XSPP was aligned to agree all milestones to the CEO Performance Award. See Note 1. The amounts and timing of compensation realized by Mr. Smith for the CEO Performance Award will differ from the amount reported here pursuant to the requirements for the Summary Compensation Table.

See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — CEO Performance Award” above.

(3)

In 2020, Messrs. Larson, Ahsan, and Kunins received non-equity incentive compensation as a result of exceeding target metrics around revenue and other operating measures. Their 2020 incentive compensation was provided in the form of cash payouts, which were paid in February 2021. In 2019, Messrs. Larson and Ahsan, received non-equity incentive compensation as a result of exceeding target metrics around bookings and other operating measures. Their 2019 incentive compensation was provided in the form of cash payouts, which were paid in February 2020. In 2018, all the Company’s NEOs, excluding Messrs. Smith and Isner, received non-equity incentive compensation as a result of exceeding target metrics around bookings and other operating measures. Their 2018 incentive compensation was provided in the form of cash payouts, which were paid in February 2019. Amounts for Mr. Isner represent commissions and in 2019 and 2018 also include cash incentives earned upon completion of certain leadership development courses.

(4)

All other compensation consists of matching contributions made to 401(k), contributions to health savings accounts, employer paid life insurance premiums, taxable fringe items and payments made for taxes required to gross-up other earnings. In 2019, approximately $200,000 of Mr. Isner’s compensation related to the taxes paid by the Company for a vehicle Mr. Isner received in lieu of a cash bonus.

(5)

The amounts paid to Mr. Smith for 2020 and 2019 are consistent with minimum wage requirements pursuant to the requirements of the CEO Performance Award. The amount paid to Mr. Smith for 2018 represents his existing salary level through February 28, 2018 and minimum wage annually thereafter consistent with the requirements of the CEO Performance Award.

Axon Enterprise, Inc. | 2020 Proxy Statement | 36

PAY RATIO OF CHIEF EXECUTIVE OFFICER COMPENSATION TO MEDIAN EMPLOYEE COMPENSATION

The Company’s compensation practices and programs are designed with the goal of ensuring compensation programs are fair, equitable, globally compliant and are aligned with its business objectives. Our CEO, Patrick W. Smith, has agreed to a compensation arrangement in the CEO Performance Award, which was approved by shareholders in May 2018, that vests based solely on attainment of both market capitalization and internal operational goals. We are providing a ratio of (i) Mr. Smith’s 2020 annual total compensation to (ii) the median of the 2020 annual total compensation of all Axon employees other than Mr. Smith, calculated pursuant to the disclosure requirements of the Summary Compensation Table above as if the median compensated employee was a named executive officer. Because of the treatment of the CEO Performance Award as compensation for Mr. Smith in 2018 for purposes of the Summary Compensation Table, there may be a significant disconnect between what is reported as compensation for Mr. Smith in a given year in the Summary Compensation Table and the value actually realized as compensation in that year or over a period of time. See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — CEO Performance Award” above.

Mr. Smith’s annual total compensation, as reported in the Summary Compensation Table, for 2020 was $2,559,392, and the median 2020 annual total compensation of all other employees was $102,499. Consequently, the applicable ratio of such amounts for 2020 was 25:1.

Our methodology for identifying the median of the 2020 annual total compensation for each of our employees other than Mr. Smith was as follows:

● We determined that as of December 31, 2020, Axon and all of our subsidiaries had 1,716 qualifying individuals (full-time, part-time, and temporary employees other than Mr. Smith), of which 15% were based outside of the U.S. and 12% were production line employees.

● We did not include in the population of qualifying individuals any employees of staffing agencies whose compensation is determined by such agencies.

● We applied the requirements and assumptions required for the table in the Summary Compensation Table for each of such individuals as if he or she was a named executive officer to calculate the total annual compensation, including base salary or wages, performance-based commission payments, and equity awards based on their grant date fair values.

● We converted any payment earned or paid in a foreign currency to U.S. dollar using the average of the prevailing conversion rates for 2020.

● We selected the median of all total annual compensation amounts calculated in accordance with the foregoing.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, exclusions, and assumptions that reflect their compensation practices. As such, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, even those in a related industry or of a similar size and scope. Other companies may have different employment practices, regional demographics or may utilize different methodologies and assumptions in calculating their pay ratios.

Axon Enterprise, Inc. | 2020 Proxy Statement | 37

2020 GRANTS OF PLAN-BASED AWARDS

The following table shows information about awards made under various compensation plans during 2020:

							All other
							stock
			Estimated future payouts under				awards:	Grant date
			non-equity incentive				number of	fair
			plan awards				shares of	value of stock
	Grant		Threshold	Target	Maximum		stock or	awards
Name	Date		($)	($)	($)		units (#)	($) (1)
Luke S. Larson	11/30/20	(2)	—	—	—		4,774	600,044
			179,188	305,000	457,500	(3)	—	—
Jawad A. Ahsan	11/30/20	(2)	—	—	—		3,979	500,121
			193,875	330,000	495,000	(3)	—	—
Joshua M. Isner	11/30/20	(2)	—	—	—		1,791	225,111
			—	500,000	750,000	(4)	—	—
Jeffrey C. Kunins	11/30/20	(2)	—	—	—		4,774	600,044
			176,250	300,000	450,000	(3)	—	—

(1)

Grant date fair value of RSUs and options, computed in accordance with stock-based compensation accounting rules (ASC 718). The fair value of each RSU is the closing price of our common stock on the date of grant. The assumptions used in the calculations of the grant date fair value for option awards are included in Note 1 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2020.

(2)

RSUs vest at annual intervals over a three-year period. The awards granted on November 30, 2020 are intended as 2021 compensation. Pursuant to the rules and principles of the SEC, however, they are treated as 2020 compensation for purposes of this table and the Summary Compensation Table.

(3)

Payouts under the 2020 annual cash incentive plan are based on the achievement of annual financial goals, including goals related to: revenue; the number of OSP7+ licenses booked; Adjusted EBITDA as a percentage of revenue; net promoter score; Aware attachment rate; OSP7+ benefit adoption; TASER 7 handle yield; and Axon Body 3 yield. Actual awards earned in 2020 were included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(4)

Mr. Isner was eligible for commissions based on revenue growth for the Company. There was a maximum amount of $750,000 related to these commissions. Actual commissions earned in 2020 were included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Axon Enterprise, Inc. | 2020 Proxy Statement | 38

OUTSTANDING EQUITY AWARDS AT FISCAL 2020 YEAR-END

The following table includes certain information with respect to all outstanding equity awards previously awarded to the NEOs as of December 31, 2020.

			Option Awards				Stock Awards
			Equity									Equity Incentive
			Incentive Plan				Number of		Market	Equity Incentive		Plan Awards:
			Awards:				Shares or		Value	Plan Awards:		Market or Payout
	Number of		Number of				Units		of Shares	Number of		Value of Unearned
	Securities		Securities				of Stock		or Units	Unearned Shares,		Shares, Units or
	Underlying		Underlying		Option		That		of Stock	Units or Other		Other Rights
	Unexercised		Unexercised		Exercise	Option	Have Not		That Have	Rights That Have		That Have Not
	Options		Unearned		Price	Expiration	Vested		Not Vested	Not Vested		Vested
Name	Unexercisable (#)		Options (#)		($)	Date	(#)		($)	(#)		($)
Patrick W. Smith	530,488	(1)	5,835,368	(1)	28.58	2/26/28
							5	(9)	613	55	(3)	6,739
							124,482	(2)	15,252,779
Luke S. Larson			—		—	—
							5	(9)	613	548,659	(3)	67,227,187
							49,878	(9)	6,111,551	55	(3)	6,739
							49,792	(2)	6,101,014
							12,747	(4)	1,561,890
							8,306	(5)	1,017,734
							4,774	(11)	584,958
Jawad A. Ahsan			—		—	—
							5	(9)	613	548,659	(3)	67,227,187
							49,878	(9)	6,111,551	55	(3)	6,739
							49,792	(2)	6,101,014
							14,478	(7)	1,773,989
							22,223	(6)	2,722,984
							11,085	(4)	1,358,245
							6,922	(5)	848,153
							3,979	(11)	487,547
Joshua M. Isner			—		—	—
							5	(9)	613	548,659	(3)	67,227,187
							49,878	(9)	6,111,551	55	(3)	6,739
							33,196	(2)	4,067,506
							2,772	(4)	339,653
							3,115	(5)	381,681
							1,791	(11)	219,451
Jeffrey C. Kunins			—		—	—
							36,000	(9)	4,411,080	396,000	(3)	48,521,880
							4,800	(8)	588,144
							6,400	(10)	784,192
							4,774	(11)	584,958

(1)

This grant is intended to compensate Mr. Smith over its ten-year term and will become vested as to all shares subject to it only if both market capitalization and internal operational goals are attained during such ten year period. 1/12th of the total number of shares subject to the options will become vested and exercisable upon certification by the Board of Directors that both: (i) one of the market capitalization goals is achieved; and (ii) one of sixteen specified internal operational goals relating to financial results is attained, subject to Mr. Smith’s continued service at each such vesting event. If any tranches have not vested by the end of the ten-year term of the award, they will be forfeited, and Mr. Smith will not realize the value of such shares. As of December 31, 2020, the first tranche was achieved and was subsequently certified by the Compensation Committee and vested in March 2021. See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — CEO Performance Award” above.

(2)

These stock awards are performance based. The number of shares that ultimately vested was based upon the Company’s compounded annual revenue growth rate (80% of target shares) and its compounded annual EBITDA growth rate (20% of target shares) both compared to target for the three-year period ending December 31, 2020.

Axon Enterprise, Inc. | 2020 Proxy Statement | 39

On November 3, 2020, the Compensation Committee of our Board of Directors approved a modification to the definition of a metric for these PSU awards. We accounted for this change as a Type III modification under ASC 718 since the expectation of the attainment for this metric changed from improbable to probable.  Based upon the performance achieved, the number of shares that vested in February 2021 were 200% of target, which has been presented in the above table.

(3)

These grants are intended to compensate our executives over their approximately nine-year term and will become vested as to all shares subject to each grant only if both market capitalization and  internal operational goals are attained during such term. 1/12th of the total number of shares will become vested upon certification by the Board of Directors that both: (i) one of the market capitalization goals is achieved; and (ii) one of sixteen specified internal operational goals relating to financial results is attained, subject to the NEO’s continued service at each such vesting event. If any tranches have not vested by the end of the term of the award, they will be forfeited and the NEO will not realize the value of such shares. As of December 31, 2020, the first tranche was achieved and was subsequently certified by the Compensation Committee and vested in March 2021. See “Executive Compensation — Compensation Discussion and Analysis — Our Compensation Programs — eXponential Stock Performance Plan” above.

(4)	These stock awards vest fully in January 2022.
(5)	These stock awards vest fully in December 2022.
(6)	This stock award vests at annual intervals over a five-year period and becomes fully vested in April 2022.
(7)

This stock award is performance-based. The number of shares that ultimately vested was based upon the Company’s compounded annual revenue growth rate compared to target for the three-year period ending December 31, 2020. Based upon the performance achieved, the number of shares that vested in February 2021 were 200% of target, which has been presented in the above table.

(8)	This stock award vested two thirds in September 2020 and vests one third in September 2021.
(9)	These stock awards represent achievement of the first tranche of the XSPP (eXponential Stock Performance Plan). These awards were certified by the Compensation Committee and vested in March 2021.
(10)	This stock award vests at annual intervals over a three-year period and becomes fully vested in September 2022.
(11)	These stock awards vest at annual intervals over a three-year period and become fully vested in November 2023.

Axon Enterprise, Inc. | 2020 Proxy Statement | 40

2020 OPTION EXERCISES AND STOCK VESTED

The following table provides information related to option exercises and vested stock awards for each NEO during the year ended December 31, 2020:

	Stock Awards
	Number of
	Shares
	Acquired upon	Value Realized on
Name	Vesting (#)	Vesting ($)
Patrick W. Smith	67,392	$5,343,642
Luke S. Larson	37,130	2,969,879
Jawad A. Ahsan	27,407	2,203,259
Joshua M. Isner	13,143	1,081,612
Jeffrey C. Kunins	27,200	2,364,272

2020 NONQUALIFIED DEFERRED COMPENSATION

On July 1, 2013 the Company adopted the TASER International, Inc. Deferred Compensation Plan ("DCP"). The DCP allows eligible executives, key employees and non-employee directors through which participants may elect to defer the receipt and taxation of a portion of their compensation. Compensation, as defined in the DCP, is comprised of base salary, bonus, commission, director fees, and such other cash or equity-based compensation approved by the Compensation Committee. Participants may elect to defer up to 80% of their base salary and up to 100% of other types of compensation. Participants are 100% vested at all times in amounts deferred pursuant to the DCP. All gains or losses are allocated fully to plan participants, and the Company does not guarantee a rate of return on deferred balances. There were no above-market returns for participants in the plan.

The following table provides information on NEO and Director participation in the DCP:

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Aggregate Balance at
	Last FY	Last FY	FY	Distributions	Last FYE
Name	($)(1)	($)(1)(2)	($)(2)(3)	($)	($)
Joshua M. Isner	104,427	1,504	66,155	—	543,350

(1)	The amounts included in the table as executive contributions and registrant contributions in the last fiscal year were all reported as compensation in 2020 in the Summary Compensation Table.
(2)

The Company does not make discretionary payments to the plan, but does make a restorative 401(k) match contribution to participants as their eligible wages for 401(k) purposes is net of contributions made to the deferred compensation plan.

(3)

Aggregate earnings reflected represent deemed investment earnings from voluntary deferrals and Company contributions, as applicable. No amounts included in aggregate earnings are reported in the 2020 Summary Compensation Table because the plan does not provide for above-market or preferential earnings.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Pursuant to the employment agreements, the Company may terminate each of the NEOs with or without cause. The conditions or events triggering the payment of severance benefits include the executive’s death, disability, termination without cause, termination for good reason, or termination in connection with a change in control of the Company (i.e., double-trigger). Conditions to the payment of severance benefits include covenants relating to assignment of inventions, nondisclosure of Company confidential information, and non-competition with the Company for a period of 12 months after termination of employment. For Mr. Smith, benefits are determined pursuant to the CEO Performance Award.

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The severance benefit amounts with respect to the above triggering events were determined based on competitive practices. The Company agreed to pay these variable amounts of compensation as severance benefits or change in control benefits in order to attract and retain executive officers.

The table below depicts the severance payable to each of the NEOs other than Mr. Smith under the conditions indicated:

Termination for Cause	Termination without Cause	Termination By Executive Within 36 Months Following a Change in Control For Good Reason or by the Company Without Cause Six Months Prior to Change in Control at the Request of a Third-Party Purchaser	Death or Disability
Earned but unpaid salary and benefits	12 months’ salary[1]; target bonus for calendar year of effective date of termination; time-based RSUs vesting during notice and severance period will continue to vest	36 months’ salary; pro rata portion of annual target bonus for the year in which termination occurs; 12 months COBRA; all time- and performance-based RSUs will vest at target levels	18 months’ salary; pro rata portion of annual target bonus for the year in which termination occurs; all time- and performance-based RSUs will vest at target levels

For all NEOs, all non-vested RSUs and PSUs may immediately vest at target levels and restrictions would lapse. Accelerated vesting conditions are as follows:

● Termination for Cause: no accelerated vesting.

● Termination without Cause: except for Mr. Smith, continued vesting of time-based awards during the notice and severance periods.

● Termination By Executive Within 36 Months Following a Change in Control For Good Reason or by the Company Without Cause Six Months Prior to Change in Control at the Request of a Third-Party Purchaser ("Change in Control") and Termination due to Death or Disability: acceleration of all awards (both performance-based at target and time-based).

1  The payment of 12 months’ salary includes an 11-month notice period and cash payment equal to 1 month’s base salary.

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Additional accelerated vesting conditions pursuant to the CEO Performance Award and the XSPP are as follows:

	Termination	Termination
Plan	with Cause	without Cause	Change in Control	Death or Disability
CEO Performance Award (Patrick W. Smith)	Any tranches of the CEO Performance Award for which the operational and market capitalization goals have been achieved as of the last date of employment immediately vest

CEO Performance Award operational goals are disregarded and all tranches of CEO Performance Award for which market capitalization goals have been attained as of the effective date of termination vest; next unattained tranche will partially vest on a prorated basis by comparing the six-month market capitalization to the goal

CEO Performance Award operational goals are disregarded and an alternative market capitalization calculation is utilized for purposes of determining attainment of unvested tranches, plus one additional tranche

Any tranches of the CEO Performance Award for which the operational and market capitalization goals have been achieved as of the last date of employment are immediately vested
XSPP (all other NEOs)

Any tranches of the XSU awards for which the operational and market capitalization goals have been achieved as of the last date of employment immediately vest; most recently acquired tranche is forfeited

XSU operational goals are disregarded and all tranches of XSU Awards for which market capitalization goals have been attained as of the effective date of termination vest; next unattained tranche will partially vest on a prorated basis by comparing the six-month market capitalization to the goal

			XSU operational goals are disregarded and an alternative market capitalization calculation is utilized for purposes of determining attainment of unvested tranches, plus one additional tranche	N/A

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The table below reflects the severance compensation that would be provided to each of the NEOs of the Company assuming the notice of intent to terminate such executive’s employment occurred on December 31, 2020. The following table excludes the deferred compensation amounts that would also be payable to Mr. Isner as described and set forth under the heading “2020 Nonqualified Deferred Compensation.”

	Voluntary		Termination
	Termination	Termination	without	Change in	Death or
	By Executive	for Cause	Cause	Control	Disability
Patrick W. Smith
Stock Awards (1)	$49,839,348	$49,839,348	$244,828,721	$356,501,823	$49,839,348
Total	$49,839,348	$49,839,348	$244,828,721	$356,501,823	$49,839,348
Luke S. Larson
Severance Payments (2)	$—	$—	$350,000	$1,050,000	$525,000
Annual Cash Incentive Plan (3)	—	—	305,000	305,000	305,000
Benefits (4)	—	—	—	21,646	—
Stock Awards (1)	—	—	29,226,591	48,996,071	6,215,089
Total	$—	$—	$29,881,591	$50,372,717	$7,045,089
Jawad A. Ahsan
Severance Payments (2)	$—	$—	$325,000	$975,000	$487,500
Annual Cash Incentive Plan (3)	—	—	330,000	330,000	330,000
Benefits (4)	—	—	—	21,646	—
Stock Awards (1)	—	—	30,555,551	52,135,412	9,354,430
Total	$—	$—	$31,210,551	$53,462,058	$10,171,930
Joshua M. Isner
Severance Payments (2)	$—	$—	$325,000	$975,000	$487,500
Annual Cash Incentive Plan (3)	—	—	500,000	500,000	500,000
Benefits (4)	—	—	—	21,646	—
Stock Awards (1)	—	—	29,104,796	45,755,520	2,974,538
Total	$—	$—	$29,929,796	$47,252,166	$3,962,038
Jeffrey C. Kunins
Severance Payments (2)	$—	$—	$300,000	$900,000	$450,000
Annual Cash Incentive Plan (3)	—	—	300,000	300,000	300,000
Benefits (4)	—	—	—	21,615	—
Stock Awards (1)	—	—	22,129,041	32,834,854	1,957,294
Total	$—	$—	$22,729,041	$34,056,469	$2,707,294

(1)

For Mr. Smith, includes the intrinsic value of non-vested performance stock options under the CEO Performance Award which would immediately vest and become exercisable, as well as the value of non-vested PSUs and RSUs which would immediately vest and restrictions would lapse, as described above.

For all NEOs other than Mr. Smith, includes the value of non-vested XSUs which would immediately vest and become exercisable, as well as the value of those non-vested PSUs and RSUs which would immediately vest and restrictions would lapse, as described above.

The value of RSU, PSU, and XSU vesting or acceleration is equal to the $122.53 closing market price of shares of the Company’s common stock on December 31, 2020 multiplied by the number of units that would vest.

(2)

Represents 12 months’ base salary for Termination without Cause (comprised of an 11-month notice period and 1 month’s base salary), 36 months’ base salary for Change in Control, and 18 months’ base salary for Termination due to Death or Disability.

(3)

Represents target bonus for the calendar year in which the effective date of termination occurs; for Change of Control and Termination due to Death or Disability, represents target bonus pro-rated through termination date.

(4)	Represents 12 months of payment of medical, dental, and vision insurance premiums for each NEO.

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AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors reviews the Company’s financial reporting process on behalf of the Board. The Audit Committee has sole authority to retain, set compensation and retention terms for, terminate, oversee and evaluate the work of the Company’s independent auditor. The independent auditor reports directly to the Audit Committee.

The Company’s management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion based on their audits of the consolidated financial statements. In accordance with its written charter, the Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters and (v) risks that may have a significant impact on the Company’s financial statements.

Further, the Audit Committee reviews reports prepared by management on various matters including critical accounting policies and issues, material written communications between the independent auditor and management, significant changes in the Company’s selection or application of accounting principles and significant changes to internal control procedures. It is not the duty or responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee (i) obtained from the independent public accounting firm a formal written statement describing all relationships between the independent public accounting firm and the Company that might bear on the independent public accounting firm’s independence consistent with the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), (ii) discussed with the independent auditing firm any relationships that may impact its objectivity and independence, and (iii) considered whether any non-audit services provided to the Company by Grant Thornton LLP are compatible with maintaining their independence. The Audit Committee also discussed with the independent auditing firm their identification of audit risk, audit plans and audit scope, as well as all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 1301, “Communications with Audit Committees” issued by the PCAOB.

The Audit Committee reviewed and discussed with management and its independent public auditors our annual audited financial statements and quarterly financial statements, including a review of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K and 10-Q filings, as well as the Company’s shareholder letters and information related thereto.

During fiscal year 2020, the Audit Committee met with representatives of the independent public accounting firm, both with management present and in private sessions without management present, to discuss the results of the financial statement audit and quarterly reviews and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls.

In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent public accounting firm, which, in the independent public accounting firm’s report, expresses an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

Based upon the Audit Committee’s discussion with the Company’s management and Grant Thornton LLP, and the Audit Committee’s review of the representations of the Company’s management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The Audit

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Committee also approved the selection of Grant Thornton LLP as the Company’s independent auditor for the fiscal year 2021.

February 25, 2021

The Audit Committee:

Michael Garnreiter, Chair

Julie Cullivan

Caitlin Kalinowski

Matthew McBrady

The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or Exchange Act, except to the extent the Company specifically incorporates this Report by express reference therein.

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PROPOSALS

Overview of Proposals

This proxy statement contains five proposals requiring shareholder action.

● Proposal No. 1 requests the election of the three Class C directors of the Company named in this proxy statement for a term of three years, and until their successors are elected and qualified.

● Proposal No. 2 requests that shareholders vote to approve, on an advisory basis, the compensation of the Company’s named executive officers.

● Proposal No. 3 requests the ratification on the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

● Proposal No. 4 requests that shareholders approve an amendment to the Company’s amended and restated Certificate of Incorporation to increase the maximum size of the Board of Directors from 9 to 11 directors.

● Proposal No. 5 is a shareholder proposal to elect directors by majority vote, if properly presented at the Annual Meeting.

Each proposal is discussed in more detail below.

Respond to Last Year’s Shareholder Vote to Recommend Declassification of the Board

The Board of Directors retains the ultimate responsibility to act in the best interest of all shareholders, even if that means not adopting a shareholder resolution. Last year, shareholders voted to approve a proposal that the Company take all steps necessary to reorganize the Board of Directors into one class with annual elections. At the time, the Board determined it was not in the best interests of the Company to declassify the Board. The Board continues to be dedicated to maximizing shareholder value and acting in the best interests of the company, and the Board has considered and discussed the shareholder vote to declassify the Board and determined that a classified board continues to be in the best interest of the Company.

Classified Boards and Three-Year Terms Foster Independence, Stability, Continuity and Experience

The Board of Directors is divided into three classes, with each class serving a staggered three-year term. The classified nature of the Board fosters independence, stability, continuity and experience in at least three ways.

First, the longer terms enhance independence and encourage directors to make decisions in the long-term interest of our Company and shareholders, reducing the potential influence of certain investors and special interest groups with short-term agendas that may be harmful to the Company and shareholders over the long-term.

Second, the classified structure creates stability and continuity on the Board by ensuring that, at any given time, the Board is comprised of experienced directors who are intimately familiar with our business, strategic goals, history and culture. If the Board were declassified, it could be wholly replaced by directors unfamiliar with our history and strategies. Instead, our classified board structure allows for orderly change, with new directors and fresh perspectives benefitting from interaction with experienced directors.

Third, a classified board structure also assists us in attracting and retaining highly qualified directors who are willing to commit the time and resources necessary to understand our operations, strategies and competitive environment. We further believe that agreeing to serve a three-year term demonstrates a nominee’s commitment to us over the long-term.

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Classified Boards Protect Long-Term Shareholder Value

The classified board structure protects the Company and our shareholders against a hostile purchaser replacing a majority of our directors with its own nominees at a single annual meeting of shareholders, thereby gaining control of the Company without paying fair market value to our shareholders. A classified board does not preclude a takeover but rather encourages potential acquirers to initiate arms-length negotiations with seasoned directors, providing our Board with the time and flexibility necessary to evaluate the adequacy and fairness of a proposed offer, consider alternative methods of maximizing shareholder value, protect shareholders against abusive tactics during a takeover process and, if appropriate, negotiate the best possible return for all shareholders.

Declassification of our Board would undercut these benefits and could make us a target for unsolicited and hostile overtures from investor groups focusing on short-term financial gains. In particular, in recent years, hedge funds and other activist investors have increasingly used the threat of a proxy fight to pressure boards to take actions that produce short-term gains at the expense of strategies designed to achieve meaningful long-term shareholder value. We believe classified board structures have been shown to be an effective means of protecting long-term shareholder interests against these types of abusive tactics.

Classified Boards Have the Same level of Accountability as Declassified Boards

All of our directors, regardless of the length of their term, have a fiduciary duty under Delaware law to act in a manner they believe to be in the best interests of the Company and shareholders. Accountability does not depend on the length of the term but on the selection of experienced and committed individuals.

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PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board is elected by and accountable to the shareholders to oversee their interest in the long-term health and the overall success of the Company’s business and its financial strength. The Board serves as the ultimate decision-making body of the Company except for those matters reserved to, or shared with, the shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

Election Process

The Board is currently comprised of nine directors. The directors are divided into three classes comprised of three directors in each class. One class is elected each year for a three-year term and until their successors are elected and qualified. The classes of prospective directors will be determined upon appointment.

The three director nominees in Class C are up for nomination at the 2021 Annual Meeting. These directors would serve regular three-year terms until the annual meeting of shareholders in 2024, or until their respective successors are elected and qualified. These Class C directors are: Richard H. Carmona, Julie Cullivan, and Caitlin Kalinowski.

The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director. If any nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, as designated by the Board to fill such vacancy.

Unless marked otherwise, signed proxies received will be voted FOR the election of each of the nominees.

The Board of Directors recommends a vote FOR the election of Richard H. Carmona, Julie Cullivan, and Caitlin Kalinowski.

Vote Required

For Proposal No. 1, under our bylaws, assuming the existence of a quorum at the Annual Meeting, the three nominees for director who receive the affirmative vote of a plurality of all of the votes cast will be elected to the Board of Directors. This means that the three director nominees with the most votes will be elected. Votes to withhold and broker non-votes will be counted toward a quorum, but will not affect the outcome of the vote on the election of directors.

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PROPOSAL NO. 2 - ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Shareholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “say on pay”):

RESOLVED, that the shareholders of Axon Enterprise, Inc. hereby approve the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

Background on Proposal

In accordance with the requirements of Section14A of the Exchange Act and related SEC rules, shareholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.

As described in the Compensation Discussion and Analysis, our executive compensation program is designed to allow us to: attract and retain talent, link annual incentive compensation to our financial results produced during the year, and link long term compensation in the form of stock awards to Company performance and enhancement of shareholder value over time. For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2020, please refer to the Compensation Discussion and Analysis. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) provide additional information about the compensation that we paid to our NEOs in 2020.

At our 2017 Annual Meeting of Shareholders, the shareholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis (a frequency vote is required to be held at least once every six years). In light of these results, the Company’s Board of Directors decided to hold its future advisory votes on the compensation of named executive officers annually until the next frequency vote, which will be held on or before our 2023 Annual Meeting.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

Overview and Summary; Consideration of Prior Year Say on Pay Vote

The Company believes in competitive compensation aligned with the values, objectives and financial performance of the Company. In 2018, 2019, and 2020, a significant amount of our executives’ potential total compensation was tied to performance. The Compensation Committee considers the performance criteria for the Company’s performance-based compensation challenging, but achievable. Performance-based RSUs, non-equity incentive compensation plan, and commission targets have been achieved during 2018, 2019, and 2020. With the creation of the CEO Performance Award and XSU awards in 2018 and 2019, respectively, more focus and compensation is aligned with long-term Company performance; while none of the XSU tranches had vested as of December 31, 2020, the first operational goal was achieved as of December 31, 2020 and the related tranche vested upon certification from the Compensation Committee in March 2021.

At the 2020 Annual Meeting of Shareholders (“2020 Annual Meeting”), we presented to shareholders, for advisory approval, the Company’s executive compensation (“Say on Pay”). Of the 45.5 million votes cast on the Say on Pay vote (including abstentions), 87% were favorable for our Say on Pay resolution. The Compensation Committee considered this a favorable outcome and believed it conveyed our shareholders’ support of the Compensation Committee’s decisions and existing executive compensation programs.

Our compensation opportunities for our named executive officers are predominantly delivered in the form of performance-based awards, including equity-based awards, which are designed to promote incentives that are aligned with long-term stockholder interests. It is the Committee’s intent that the total compensation for our NEOs be competitive to attract and

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retain highly qualified individuals who are capable of making significant contributions critical to our long-term success. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Unless marked to the contrary, proxies received will be voted FOR approval of the advisory vote on executive compensation.

The Board of Directors unanimously recommends a vote FOR approval of the resolution set forth above approving the compensation of our named executive officers.

Vote Required

For Proposal No. 2, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes of shares of common stock properly cast for or against the proposal, in person or represented by proxy at the meeting and entitled to vote on this proposal is required for approval. Abstentions and broker non-votes will have no impact on this proposal if a quorum is present.

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PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2021. Grant Thornton LLP has acted as the independent registered public accounting firm for the Company since 2005. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice and because the Audit Committee values the views of our shareholders on our independent auditors.

If the shareholders fail to ratify the election, the Audit Committee will reconsider the appointment of Grant Thornton LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the Company’s best interest.

If the appointment is not approved by the shareholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2021 will stand, unless the Audit Committee finds other good reason for making a change.

Audit and Non-Audit Fees

The following table presents fees for audit, tax and other professional services rendered by Grant Thornton LLP for the years ended December 31, 2020 and 2019.

	2020	2019
Audit fees	$1,480,997	$1,272,316
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$1,480,997	$1,272,316

Audit Fees: Consisted of fees billed for professional services rendered for the audit of Axon Enterprise, Inc.’s financial statements, fees billed related to Sarbanes-Oxley 404 review and services provided by Grant Thornton LLP in connection with statutory and regulatory filings.

Audit-Related Fees: Audit-related fees related to professional services that are reasonably related to the performance of the audit or review of Axon’s consolidated financial statements. No such services were rendered during the years ended December 31, 2020 or 2019.

Tax Fees: Consisted of fees billed principally for services provided in connection with worldwide tax consulting and planning services. No such services were rendered during the years ended December 31, 2020 or 2019.

All Other Fees: All other fees related to services not included in the categories above, including services related to other regulatory reporting requirements. No such services were rendered during the years ended December 31, 2020 or 2019.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers

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all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

Prior to engagement, the Audit Committee pre-approves the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

●	Audit services include the annual financial statement audit (including required quarterly reviews) and other work required to be performed by the independent auditors to be able to form an opinion on our consolidated financial statements. Such work includes, but is not limited to, services associated with SEC registration statements, periodic reports, SEC reviews and other documents filed with the SEC or other documents issued in connection with securities offerings.
●	Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.
●	Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

The Company’s CFO has the authority to engage the Company’s independent registered public accounting firm for amounts less than $5,000. There were no such audit–related fees, tax fees or other fees in 2020.

The Audit Committee has considered and concluded that the provision by Grant Thornton LLP of non-audit services is compatible with Grant Thornton maintaining its independence.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

The Board of Directors recommends a vote FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2021.

Vote Required

For Proposal No. 3, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes of shares of common stock properly cast for or against the proposal, in person or represented by proxy at the meeting and entitled to vote on this proposal is required for approval. Abstentions and broker non-votes will have no impact on this proposal if a quorum is present.

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PROPOSAL NO. 4 – AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE MAXIMUM SIZE OF THE BOARD OF DIRECTORS FROM 9 TO 11 DIRECTORS

On March 18, 2021, the Board of Directors unanimously voted to adopt a resolution approving and recommending the stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the maximum size of the Board of Directors from 9 to 11 directors.

Rationale for Increasing the Maximum Number of Directors

As discussed in “Governance – The Board of Directors,” the NCG Committee assesses potential candidates based off their demonstrated character, judgment, relevant business, functional and industry experience, including their skill set and background. There are currently 9 directors serving on the Board. We believe the current restriction on size of the board limits the flexibility of the Board to add new directors in the event that multiple strong candidates are identified. Increasing the maximum size of the Board will also allow us to further enhance the diversity, expertise, and experience of the Board.

Proposed Amendment to Increase the Maximum Number of Directors

Increasing the maximum size of the Board of Directors requires an amendment to our Certificate of Incorporation (the “Certificate”). If this proposal is approved by the stockholders, the second sentence of Section 5(a) of the Certificate would be amended and restated to state, “In no event shall the number of directors that constitute the whole Board of Directors be less than three (3) or more than eleven (11).” The Amended and Restated Certificate of Incorporation reflecting this proposed change is attached as Appendix A to this proxy statement.

If approved by our stockholders, the amendment will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which will occur promptly following the 2021 Annual Meeting.

The Board of Directors unanimously recommends a vote FOR approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the maximum size of the Board of Directors from 9 to 11 directors.

Vote Required

Proposal No. 4 requires the affirmative vote of a majority of the shares issued and outstanding as of the record date to approve this amendment to the Amended and Restated Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as a vote cast against the proposal.

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PROPOSAL NO. 5 - SHAREHOLDER PROPOSAL RECOMMENDING THE COMPANY MOVE FROM A PLURALITY VOTING STANDARD TO A MAJORITY VOTING STANDARD

Axon has been advised that Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, who has indicated he is a beneficial owner of at least $2,000 in market value of Axon’s common stock, intends to submit the following proposal at the Annual Meeting:

RESOLVED: Shareholders of Axon Enterprise Inc (‘Company’) request the Board of Directors amend our Company’s policies, articles of incorporation and/or bylaws to provide that the director nominees be elected by the affirmative vote of the majority of votes cast, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats. This proposal includes that a director who receives less than a majority vote be removed as soon as a replacement director can be qualified on an expedited basis. If such a removed director has key experience, they can transition to a consultant or director emeritus. With written justification, the board can set an effective date several years into the future for these changes to take effect.

Supporting Statement: To provide shareholders a meaningful role in director elections, our Company’s current director election standard should transition from a plurality vote standard to a majority vote standard when only board nominated candidates are on the ballot.

Under our Company’s current voting system, a director can be elected if all shareholders oppose the director but one shareholder votes FOR, even by mistake. More than 90% of the companies in the S&P 500 have adopted majority voting for uncontested elections.

In 2019 and 2020 majority shares voted FOR similar proposals at TG Therapeutics, Lipocine, Abeona Therapeutics, Alico, Guidewire Software, Stemline Therapeutics, Caesars Entertainment, RadNet, Gannet, New Residential Investment, Safety Insurance Group, First Community Bancshares, Greenhill, and Advaxis.

Vanguard includes the following in their proxy voting guidance: “If the company has plurality voting, a fund will typically vote for shareholder proposals requiring majority vote for election of directors.” Blackrock’s proxy voting guidelines include the following: “Majority voting standards assist in ensuring that directors who are not broadly supported by shareholders are not elected to serve as their representatives.” Many of our other large shareholders have similar proxy voting policies.

Our board is locked into an outdated governance structure that reduces accountability to shareholders, increasing the likelihood of stagnation. We should not risk Zombies on Board: Investors Face the Walking Dead (https://www.msci.com/www/blog-posts/zombies-on-board-investors-face/02161045315).

To Enhance Shareholder Value, Vote FOR

Elect Directors by Majority Vote – Proposal No. 5

Statement in Opposition to Proposal No. 5

The Board of Directors recommends a vote AGAINST the shareholder proposal.

The Board of Directors does not believe that electing our directors by majority vote is in the best interest of the Company and its shareholders for the following reasons:

Stability, Continuity and Experience

Currently, the Board of Directors is chosen by plurality voting, meaning each year, the nominees with the most votes are elected. This guarantees that each year directors will be elected. Under a majority voting scheme, as outlined in the proposal, any or all of the nominees up for election in any given year could fail to reach the majority vote threshold,

Axon Enterprise, Inc. | 2020 Proxy Statement | 55

exposing the Company and shareholders to the undue risk where we fail to elect any nominees that year. If this were to happen, we could lose continuity in our leadership and lose valuable Board knowledge and expertise. This loss would be exacerbated in a situation where the nominees who fail to reach the majority threshold hold key experience or independence status as required by various rules, regulations, and listing standards. It would be impossible to comply with some of these rules, regulations and standards by engaging these directors as consultants or director emeritus and there is no guarantee they would accept such a reduced role. Further, it may be difficult to replace that experience and could be impossible to replace the intimate Company knowledge such directors have gained by serving on our board. We also believe that any perceived benefit from a majority voting scheme is outweighed by these risks and by the assurance that under our current system, we will always elect new directors each year. Given the concern that a nominee could become director with a low vote total, the Board will evaluate on an ongoing basis low vote results for any given director nominee and take it into consideration if and when such director is up for re-nomination.

We respectfully disagree with the shareholder proposal statement and hypothetical charge that the Company’s Board features an “outdated governance structure that reduces accountability to shareholders, increasing the likelihood of stagnation.” Axon enjoys a strong, engaged and independent Board of Directors that actively maintains strong relationships with shareholders, has demonstrated a commitment to strong corporate governance through active engagement with executive officers, putting forth compensation plans that align the interests of shareholders, executive officers, and employees, and having implemented Board tenure and minimum share ownership guidelines. We believe it is in the best interest of the corporation to foster stability, continuity and experience in our Board of Directors by maintaining the current plurality voting standard.

Non-Customary “Expeditious” Language

The proposal contains non-customary language requiring the Board to replace any incumbent director who fails to reach a majority consensus on an expedited basis as opposed to a set period of time (i.e., 90 days). We believe this to be non-customary language. Requiring the Board to find a replacement on an expedited basis could divert Board attention away from managing the Company towards finding replacements. Such a distraction could harm the company and its shareholders.

After careful consideration, our Board of Directors has determined that continuation of the election by plurality vote is appropriate and in the best long-term interests of the Company and our shareholders.

The Board of Directors recommends a vote AGAINST the approval of Proposal No. 5.

Vote Required

For Proposal No. 5, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the total votes of shares of common stock properly cast for or against the proposal, in person or represented by proxy at the meeting and entitled to vote on this proposal is required for approval. Abstentions and broker non-votes will have no impact on this proposal if a quorum is present.

Axon Enterprise, Inc. | 2020 Proxy Statement | 56

OTHER MATTERS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this proxy statement that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act. These forward-looking statements, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of the management of Axon and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in Axon’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which accompanies this proxy statement.

Axon undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In the event that Axon does update any forward-looking statement, no inference should be made that Axon will make additional updates with respect to that statement, related matters or any other forward-looking statements.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2022 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, be received not later than December 12, 2021 by the Corporate Secretary of the Company at the Company’s principal executive offices, 17800 North 85th Street, Scottsdale, Arizona 85255.

Shareholders may bring business before an annual meeting of shareholders that is not submitted for inclusion in the Company’s proxy materials (including the nomination of any person to be elected as a director) only if the shareholder proceeds in compliance with the Company’s bylaws. For business to be properly brought before an annual meeting of shareholders by a shareholder that is not submitted for inclusion in the Company’s proxy materials (including the nomination of any person to be elected as a director), notice of the proposed business must be given to the Corporate Secretary of the Company in writing no later than 60 days before the annual meeting of shareholders or (if later) ten days after the first public notice of the meeting is sent to shareholders.

The notice to the Company’s Corporate Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting; (b) the shareholder’s name and address as they appear on the records of the Company, business address and telephone number, residence address and telephone number, and the number of shares of common stock of the Company directly or beneficially owned by the shareholder; (c) any interest of the shareholder in the proposed business; (d) the name or names of each person nominated by the shareholder to be elected or re-elected as a director, if any; and (e) with respect to any such director nominee, the nominee’s name, business address and telephone number, residence address and telephone number, the number of shares of common stock of the Company, if any, directly or beneficially owned by the nominee, all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, under Regulation 14A of the Exchange Act or successor regulation, and a letter signed by the nominee stating the nominee’s acceptance of the nomination, the nominee’s intention to serve as a director if elected and consenting to being named as a nominee for director in any proxy statement relating to such election.

Axon Enterprise, Inc. | 2020 Proxy Statement | 57

The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and Annual Report may have been sent to multiple shareholders in a shareholder’s household. The Company will promptly deliver a separate copy of either document to any shareholder who contacts the Company’s investor relations department at 17800 North 85th Street, Scottsdale, Arizona 85255, phone number (480) 515-6330, requesting such copies. If a shareholder is receiving multiple copies of the proxy statement and Annual Report at the shareholder’s household and would like to receive a single copy of the proxy statement and annual report for a shareholder’s household in the future, shareholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, is available to shareholders without charge upon request to: Investor Relations, Axon Enterprise, Inc., 17800 North 85th Street, Scottsdale, Arizona 85255.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2021

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2020 Annual Report and this proxy statement, are available over the Internet by accessing the investor relations page of the Company’s website at http://investor.axon.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

By Order of the Board of Directors,

/s/ ISAIAH FIELDS

Isaiah Fields
Corporate Secretary

February 21, 2021

Axon Enterprise, Inc. | 2020 Proxy Statement | 58

ANNEX A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AXON ENTERPRISE, INC.

Axon Enterprise, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Law”),

DOES HEREBY CERTIFY:

1.That the name of this corporation is Axon Enterprise, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on January 5, 2001 under the name Taser International, Inc.

2.That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

1.The name of the corporation is Axon Enterprise, Inc. (the “Corporation”).
2.The street and the mailing address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
3.The purpose of the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Law.
4.(a)The Corporation is authorized to issue a total of 225,000,000 shares of two classes of stock: 200,000,000 shares of Common Stock, par value $.00001 per share; and 25,000,000 shares of Preferred Stock, par value $.00001 per share.

(b)Holders of Common Stock are entitled to one vote per share on any matter submitted to the stockholders. On dissolution of the Corporation, after any preferential amount with respect to any series of Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in such distribution of assets are entitled to receive the net assets of the Corporation.

(c) The Board of Directors is authorized, subject to limitations prescribed by the Law and by the provisions of this Article 4, and to the approval of a majority of the Corporation’s independent and disinterested directors, to provide for the issuance of shares of Preferred Stock in series. The Board of Directors is further authorized to establish from time-to-time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

(i)The number of shares in and the distinguishing designation of that series;
(ii)Whether shares of that series will have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Law;
Axon Enterprise, Inc. | 2020 Proxy Statement | A - 1

(iii)Whether shares of that series will be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;
(iv)Whether shares of that series will be redeemable and the terms and conditions of the redemption, including the date or dates upon or after which they will be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;
(v)The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;
(vi)The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the right of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and
(vii)Any other rights, preferences and limitations of that series that are permitted by the Law.

(d)No stockholder of the Corporation shall be entitled to any cumulative voting rights. The Board of Directors is authorized, subject to limitations prescribed by the Law, by resolution to create, issue and fix the terms of any preemptive or antidilution rights of any stockholder.

5.The number, classification and terms of the Board of Directors and the procedures to elect or remove directors and to fill vacancies on the Board of Directors shall be as follows:
(a)The number of directors that shall constitute the whole Board of Directors shall from time to time be fixed exclusively by the Board of Directors by a resolution adopted by a majority of the whole Board of Directors serving at the time of the vote. In no event shall the number of directors that constitute the whole Board of Directors be less than three (3) or more than ~~nine (9)~~ eleven (11). No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

(b)The Board of Directors of the Corporation shall be divided into three (3) classes designated Class A, Class B and Class C, respectively, as nearly equal in number as possible, with each director in office at the time of such initial classification receiving the classification approved by a majority of the Board of Directors. The initial term of office of directors of Class A shall expire at the annual meeting of stockholders of the Corporation in 2001, of Class B shall expire at the annual meeting of stockholders of the Corporation in 2002, and of Class C shall expire at the annual meeting of stockholders of the Corporation in 2003, and in all cases a director shall serve until the director’s successor is elected and qualified or until the director’s earlier death, resignation or removal. At each annual meeting of stockholders beginning with the annual meeting of stockholders in 2001, each director elected to succeed a director whose term is then expiring shall hold office until the third annual meeting of stockholders after his or her election and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If the number of directors that constitutes the whole Board of Directors is changed as permitted by this Article, a majority of the whole Board of Directors that adopts the change shall also fix and determine the number of directors comprising each class; provided, however, that any increase or decrease in the number of directors shall be apportioned among the classes as equally as possible.

(c)Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by no less than a majority vote of the remaining directors then in office, though less than a quorum, who are designated to represent the same class or classes of stockholders that the vacant position, when filled, is to represent or by the sole remaining director (but not by the stockholders except as required by the Law); provided that, with respect to any directorship to be filled by the Board of Directors by reason of an increase in the number of directors: (i) such directorship shall be for a term of office continuing only until the next election of one or more directors by the stockholders; and (ii) the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of stockholders. Each director chosen in accordance with this

Axon Enterprise, Inc. | 2020 Proxy Statement | A - 2

provision shall receive the classification of the vacant directorship to which he or she has been appointed or, if it is a newly-created directorship, shall receive the classification approved by a majority of the Board of Directors and shall hold office until the first meeting of stockholders held after his or her election for the purpose of electing directors of that classification and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal from office.

(d)A director may be removed from office before the expiration date of that director's term of office, with or without cause, only by an affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock entitled to vote thereon (the "Voting Stock"), voting together as a single class.

(e)Notwithstanding any other provision of this Certificate of Incorporation or any provision of the Law that might otherwise permit a lesser or no vote, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by the Law or by this Certificate of Incorporation, the affirmative vote of a majority of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 5.

6.(a)All of the power of the Corporation, insofar as it may be lawfully vested by this Certificate of Incorporation in the Board of Directors, is hereby conferred upon the Board of Directors. In furtherance of and not in limitation of that power or the powers conferred by the Law, a majority of directors then in office (or such higher percentage as may be specified in the Bylaws with respect to any provision thereof) shall have the power to adopt, alter, amend and repeal the Bylaws of the Corporation, and notwithstanding any other provision of this Certificate of Incorporation or any provision of the Law that might otherwise permit a lesser or no vote, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by the Law or by this Certificate of Incorporation, the Bylaws of the Corporation shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except in accordance with the provisions of the Bylaws and by the vote of the holders of not less than a majority of the Voting Stock, voting together as a single class. Notwithstanding any other provision of this Certificate of Incorporation or any provision of the Law that might otherwise permit a lesser or no vote, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by the Law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than a majority of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 6.

(b)Subject to the terms of any Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of such stockholders or by written consent of all (but not less than all) stockholders entitled to vote in lieu of such a meeting.

7.A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director, provided that this Article does not eliminate the liability of any director for any act or omission for which such elimination of liability is not permitted under the Law. No amendment to the Law that further limits the acts or omissions for which elimination of liability is permitted will affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

Axon Enterprise, Inc. | 2020 Proxy Statement | A - 3

8.The Corporation may indemnify to the fullest extent not prohibited by law any person (an “Indemnified Person”) who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, in its sole discretion, pay for or reimburse the reasonable expenses incurred by any Indemnified Person in any such proceeding in advance of the final disposition of the proceeding. This Article 8 will not be deemed exclusive of any other provisions for indemnification of or advancement of expenses to an Indemnified Person that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of stockholders or other document or arrangement.
9.The election of directors need not be by written ballot unless a stockholder demands election by written ballot before voting begins at a meeting of stockholders.
10.The name and mailing address of the incorporator is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808.

* * *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

Axon Enterprise, Inc. | 2020 Proxy Statement | A - 4

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this ___ day of _________, 2021.

By:
Name:
Title:

Axon Enterprise, Inc. | 2020 Proxy Statement | A - 5

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. AXON ENTERPRISE, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 During The Meeting - Go to www.virtualshareholdermeeting.com/AXON2021 You may attend the Annual Shareholder Meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 26, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D45490-P51078 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AXON ENTERPRISE, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of the three Class C directors of the Company named in the proxy statement for a term of three years, and until their successors are elected and qualified. Nominees: 01) Richard H. Carmona 02) Julie Cullivan 03) Caitlin Kalinowski For Against Abstain The Board of Directors recommends you vote FOR proposals 2, 3 and 4. ! ! ! For ! ! ! Against ! ! ! Abstain 2. Proposal No. 2 requests that shareholders vote to approve, on an advisory basis, the compensation of the Company's named executive officers. 3. Proposal No. 3 requests that shareholders vote to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2021. Proposal No. 4 requests that shareholders vote to approve an amendment to the Company's Certificate of Incorporation to increase the maximum size of the Board of Directors from 9 to 11 directors. 4. The Board of Directors recommends you vote AGAINST the following proposal: ! ! ! 5. Proposal No. 5 is a shareholder proposal recommending the Company move from a plurality voting standard to a majority voting standard. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D45491-P51078 AXON ENTERPRISE, INC. Annual Meeting of Shareholders May 27, 2021 10:00 AM Local Time Via the Internet at www.virtualshareholdermeeting.com/AXON2021 This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Patrick W. Smith and Isaiah Fields, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of AXON ENTERPRISE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Local Time on May 27, 2021 or at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side